                                                                   Exhibit 10.24

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                   CBCA INC.,

                          U.S.I. HOLDINGS CORPORATION,

                          USI INSURANCE SERVICES CORP.,

                           USI CARE MANAGEMENT, INC.,

                     TEXAS PROFESSIONAL ADMINISTRATORS, INC.

                                       AND

                    USI PRESCRIPTION BENEFITS MANAGEMENT CO.

                           Dated as of April l, 2002

                               TABLE OF CONTENTS

                                                                                         Page
ARTICLE I PURCHASE AND SALE.............................................................  1

    1.1   Signing Payment...............................................................  1
    1.2   Purchase and Sale of the Shares...............................................  2
    1.3   Closing.......................................................................  2
    1.4   Allocations...................................................................  2
    1.5   Closing Deliveries by the Seller..............................................  2
    1.6   Closing Deliveries by Purchaser...............................................  2
    1.7   Effective Date Balance Sheet..................................................  3
    1.8   Post Closing Revenue Adjustment...............................................  5
    1.9   Certain Defined Terms.........................................................  7
    1.10  Operations After Effective Time...............................................  8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF USIH, USIIS, USICM,
    TPAI AND USIPBM.....................................................................  8

    2.1   USICM Organization and Qualification; USICM Subsidiaries......................  8
    2.2   TPAI Organization and Qualification; TPAI Subsidiaries........................  9
    2.3   USIPBM Organization and Qualification; USIPBM Subsidiaries.................... 10
    2.4   USICM Certificate of Incorporation and Bylaws................................. 11
    2.5   TPAI Certificate of Incorporation and Bylaws.................................. 11
    2.6   USIPBM Certificate of Incorporation and Bylaws................................ 11
    2.7   USICM Capitalization.......................................................... 11
    2.8   TPAI Capitalization........................................................... 13
    2.9   USIPBM Capitalization......................................................... 14
    2.10  Authority Relative to this Agreement.......................................... 15
    2.11  No Conflict; Required Filings and Consents.................................... 15
    2.12  Compliance; Permits........................................................... 15
    2.13  Financial Statements.......................................................... 16
    2.14  Absence of Certain Changes or Events.......................................... 17
    2.15  Absence of Litigation and Claims.............................................. 21
    2.16  Customers..................................................................... 22
    2.17  Product and Service Warranties................................................ 22
    2.18  Employee Benefit Plans........................................................ 22
    2.19  Labor Matters................................................................. 26
    2.20  Key Employees................................................................. 26
    2.21  Material Contracts............................................................ 26
    2.22  Guaranties, Intercompany Contracts............................................ 27
    2.23  Restrictions on Business Activities........................................... 27
    2.24  Title to Property............................................................. 27
    2.25  Environmental Matters......................................................... 28
    2.26  Intellectual Property......................................................... 29
    2.27  Assets ....................................................................... 31
    2.28  Insurance..................................................................... 31
    2.29  Financial Condition........................................................... 31

    2.30  Regulatory Status............................................................. 31

ARTICLE III REPRESENTATIONS AND WARRANTIES OF USIH, USIIS AND
    SELLER.............................................................................. 32

    3.1   Organization and Qualification................................................ 32
    3.2   Authority Relative to this Agreement.......................................... 32
    3.3   No Conflict; Required Filings and Consents.................................... 32
    3.4   Brokers....................................................................... 33
    3.5   Stock Ownership of Company.................................................... 33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................. 33

    4.1   Organization and Qualification; Subsidiaries.................................. 33
    4.2   Certificate of Incorporation and Bylaws....................................... 34
    4.3   Authority Relative to this Agreement.......................................... 34
    4.4   No Conflict; Required Filings and Consents.................................... 34

ARTICLE V CONDUCT PRIOR TO THE CLOSING ................................................. 35

    5.1   Conduct of Business by Company and Seller..................................... 35
    5.2   Exclusivity................................................................... 37

ARTICLE VI ADDITIONAL AGREEMENTS........................................................ 37

    6.1   Access to Information......................................................... 37
    6.2   Public Disclosure............................................................. 38
    6.3   Reasonable Efforts; Notification.............................................. 38
    6.4   Employee Benefits............................................................. 39
    6.5   Third Party Consents.......................................................... 40
    6.6   Non-Competition; Non-Solicitation............................................. 40
    6.7   Transitional Services Agreement............................................... 41
    6.8   Intercompany Arrangements..................................................... 41
    6.9   Audit Assistance.............................................................. 41
    6.10  Insurance Coverage............................................................ 42
    6.11  Reports....................................................................... 42
    6.12  Purchaser to Use Seller Services.............................................. 42
    6.13  Seller to Use Purchaser Services.............................................. 42
    6.14  Certain Employment Arrangements............................................... 42
    6.15  Release of Seller............................................................. 43
    6.16  Litigation Cooperation........................................................ 43
    6.17  Stanis P&C Business........................................................... 43
    6.18  USI Payable................................................................... 44
    6.19  AGE Receivables............................................................... 44

ARTICLE VII CONDITIONS TO CLOSING....................................................... 44

    7.1   Conditions to Obligations of Each Party....................................... 44
    7.2   Additional Conditions to Obligations of Company and Seller.................... 44
    7.3   Additional Conditions to the Obligations of Purchaser......................... 45

ARTICLE VIII TAX MATTERS................................................................ 46

    8.1   Definition of Taxes........................................................... 46
    8.2   Tax Representations........................................................... 47
    8.3   Section 338(h)(10) Elections.................................................. 47
    8.4   FIRPTA Certificate............................................................ 48
    8.5   Tax Returns................................................................... 48
    8.6   Tax Indemnity................................................................. 49
    8.7   Refunds and Credits........................................................... 50
    8.8   Termination of Tax Sharing Agreements......................................... 50
    8.9   Conduct of Audits and Other Procedural Matters................................ 51
    8.10  Assistance and Cooperation.................................................... 51
    8.11  Survival...................................................................... 52

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER............................................ 52

    9.1   Termination................................................................... 52
    9.2   Notice of Termination; Effect of Termination.................................. 53
    9.3   Fees and Expenses............................................................. 53
    9.4   Amendment..................................................................... 54
    9.5   Extension; Waiver............................................................. 54

ARTICLE X GENERAL PROVISIONS............................................................ 54

    10.1  Survival of Representations and Warranties.................................... 54
    10.2  Indemnification by Seller..................................................... 54
    10.3  Indemnification by Purchaser.................................................. 57
    10.4  Notices....................................................................... 58
    10.5  Interpretation................................................................ 59
    10.6  Counterparts.................................................................. 59
    10.7  Entire Agreement; Third Party Beneficiaries................................... 59
    10.8  Severability.................................................................. 59
    10.9  Other Remedies; Specific Performance.......................................... 60
    10.10 Governing Law................................................................. 60
    10.11 Rules of Construction......................................................... 60
    10.12 Assignment.................................................................... 60
    10.13 WAIVER OF JURY TRIAL.......................................................... 60

                                INDEX OF EXHIBITS

Exhibit A       Form of Promissory Note

Exhibit B       Form of Security Agreement

Exhibit C       Form of Guaranty

Exhibit D       Form of Transitional Services Agreement

Exhibit E       Form of Legal Opinion of Wilson Sonsini Goodrich & Rosati,
                Professional Corporation

Exhibit F       Form of Legal Opinion of Steinhart & Falconer, LLP

Schedule 1      Procedures

Schedule 2      Severance Arrangements

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT is made and entered into as of April 1, 2002, among CBCA Inc., a Delaware corporation ("Purchaser"), U.S.I. Holdings Corporation, a Delaware corporation ("USIH"), USI Insurance Services Corp., a Delaware corporation and a wholly owned subsidiary of USIH ("USIIS"), USI Care Management, Inc., a New York corporation and a wholly owned subsidiary of USIIS ("USICM"), Texas Professional Administrators, Inc., a Texas corporation and a wholly owned subsidiary of USIIS ("TPAI") and USI Prescription Benefits Management Co., a Connecticut corporation and a wholly owned subsidiary of USIIS ("USIPBM"). USIH and USIIS are referred to collectively in this Agreement as "Seller." Each of USICM, TPAI and USIPBM individually and collectively are referred to in this Agreement as "Company."

                                    RECITALS

     A. WHEREAS, USIIS owns all the issued and outstanding shares of common stock, no par value per share, of USICM ("USICM Common Stock");

     B. WHEREAS, USIIS owns all the issued and outstanding shares of common stock, $0.10 par value per share, of TPAI ("TPAI Common Stock");

     C. WHEREAS, USIIS owns all the issued and outstanding shares of common stock, $0.01 par value per share, of USIPBM ("USIPBM Common Stock"). USICM Common Stock, TPAI Common Stock and USIPBM Common Stock are referred to collectively in this Agreement as the "Shares";

     D. WHEREAS USIIS wishes to sell to Purchaser, and Purchaser wishes to purchase from USIIS, the Shares, upon the terms and subject to the conditions set forth herein;

     E. It is intended by the parties that the purchase from Seller of each of the USICM Common Stock, the TPAI Common Stock and the USIPBM Common Stock pursuant to the terms of this Agreement each shall constitute a "qualified stock purchase" of the respective Company by Purchaser within the meaning of Section 338(d)(3) of the Code.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

          1.1 Signing Payment. Upon the execution of this Agreement, Purchaser
              ---------------
agrees to pay Seller $250,000 cash (the "Signing Payment") which may be applied against the cash portion of the aggregate Purchase Price (as defined below) in the manner provided below and is refundable only as expressly provided by
Section 9.2 of this Agreement. If the
transactions contemplated by this Agreement are not closed and the Signing Payment is not so refunded, Seller shall be entitled to keep and retain the entirety of the Signing Payment in consideration of the making of this Agreement.

          1.2 Purchase and Sale of the Shares. Upon the terms and subject to the
              -------------------------------
conditions of this Agreement, at the Closing, USIIS shall sell to Purchaser, and Purchaser shall purchase from USIIS, the Shares.

          1.3 Closing. Upon the terms and subject to the conditions of this
              -------
Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market, Spear Tower, 33rd Floor, San Francisco, California 94105 at 10:00 A.M. San Francisco time on April 16, 2002, or at such other place or at such other time or on such other date as the Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). "Effective Time" shall mean 12:01 A.M. on April 1, 2002.

          1.4 Allocations. For the period between the Effective Time and the
              -----------
Closing Date, Purchaser, Seller and the Company shall make such allocations and adjustments in respect of cash flow, income, expenses and other accounting matters as may be appropriate in order for the transactions contemplated by this Agreement to be and have been, as between Purchaser and Seller, consummated on and as of the Effective Time. Within thirty (30) days following the Closing Date, the parties shall reconcile cash flows attributable to the operations of the Company during such period, and the amount due from Seller to Purchaser or from Purchaser to Seller, as the case may be, shall be paid within ten (10) days following the end of such period. The Transition Agreement as completed, executed and delivered at the Closing may include such further and additional terms and conditions regarding such reconciliation, allocations, adjustments and other matters as the parties may determine to be appropriate.

          1.5 Closing Deliveries by the Seller. At the Closing, the Seller shall
              --------------------------------
deliver or cause to be delivered to Purchaser:

               (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser and with all required stock transfer tax stamps affixed;

               (b) a receipt for the Purchase Price (as defined below);

               (c) $1,250,000 due in respect of the AGE Receivable (as defined below) by wire transfer in immediately available funds to Purchaser; and

               (d) the opinions, certificates and other documents required to be delivered pursuant to Section 7.3.

          1.6 Closing Deliveries by Purchaser. At the Closing, Purchaser shall
              -------------------------------
deliver to the Seller:

               (a) the Purchase Price (as defined below) by application of the Signing Payment and wire transfer in immediately available funds of the balance of the Purchase Price to Seller; and

               (b) a Secured Non-Negotiable Subordinated Promissory Note duly executed by Purchaser in the form of Exhibit A hereto;

               (c) a Security Agreement duly executed by Purchaser and Company and Subsidiaries in the form of Exhibit B hereto;

               (d) a Guaranty duly executed by the Company and Subsidiaries in the Form of Exhibit C hereto;

               (e) the bill of sale for the AGE Receivable; and

               (f) the certificates and other documents required to be delivered pursuant to Section 7.2.

          1.7 Effective Date Balance Sheet

               (a) Within sixty (60) days after the Closing Date, Purchaser will prepare and deliver to Seller a balance sheet of Company as of the Effective Time (the "Effective Date Balance Sheet"). The Effective Date Balance Sheet will be prepared utilizing United States generally accepted accounting principles ("GAAP") consistent with past practices, accounting principles and the policies and procedures specified on Schedule 1 hereto (the "Procedures"). Purchaser will
                            ----------
retain KPMG LLP (the "Auditing Firm") to audit the Effective Date Balance Sheet and to render its report thereon, as addressed to Purchaser and Seller, stating that the Effective Date Balance Sheet has been prepared in accordance with the terms of this Section 1.6(a) and setting forth Working Capital Shortfall (as defined in Section 1.6(e)) and the Excess Debt Amount (as defined in Section 1.6(e)), if any. Such report of the Auditing Firm will be delivered by Purchaser to Seller together with the Effective Date Balance Sheet. The date on which the Effective Date Balance Sheet, and the report thereon of the Auditing Firm is received by Seller is referred to herein as the "First Delivery Date." Purchaser shall be responsible for all fees of Auditing Firm relating to the preparation of the Effective Date Balance Sheet.

               (b) The Effective Date Balance Sheet will be deemed to be the final, binding and conclusive Effective Date Balance Sheet (the "Final Effective Date Balance Sheet") for all purposes on the thirtieth (30th) day after the First Delivery Date unless Seller delivers to Purchaser written notice of its disagreement (a "Notice of Disagreement") on or prior to such date specifying in reasonable detail the nature of Seller's objections to the Effective Date Balance Sheet. Within such thirty (30) day period, Purchaser and the Company shall provide Seller and its auditors with reasonable access during normal business hours to the accounts and records of the operations of Company relating to the Effective Date Balance Sheet. Seller shall not make any objection in the Notice of Disagreement concerning any individual item on the Effective Date Balance Sheet, unless Seller asserts that the Effective Date Balance Sheet was not prepared in accordance with the terms of Section 1.6(a) with respect to such item and that as a result thereof the Effective Date Balance Sheet does not accurately set forth the calculation of the Working Capital Shortfall or Excess Debt Amount; provided, however, that no Notice of
             --------  -------

Disagreement may be delivered unless the objections concerning individual items exceed an aggregate of $25,000. Seller hereby waives the right to assert any objection with respect to the Effective Date Balance Sheet that is not asserted in a Notice of Disagreement delivered to Purchaser by Seller within thirty (30) days after the First Delivery Date. If a Notice of Disagreement is delivered to Purchaser by Seller within such 30-day period, then the Effective Date Balance Sheet (as adjusted, if necessary) will be deemed to be the Final Effective Date Balance Sheet for all purposes on the earlier of (i) the date Purchaser and Seller resolve in writing all differences they have with respect to the Effective Date Balance Sheet or (ii) the date the disputed matters are resolved in writing by the Unaffiliated Firm (as defined below). In the event that disputed matters are resolved by the Unaffiliated Firm, the Final Effective Date Balance Sheet will consist of the applicable amounts from the Effective Date Balance Sheet (or amounts otherwise agreed to in writing by Purchaser and Seller) as to items that have not been submitted for resolution to the Unaffiliated Firm, and the amounts determined by the Unaffiliated Firm as to items that were submitted for resolution by the Unaffiliated Firm.

               (c) During the 30-day period following the delivery of a Notice of Disagreement, Purchaser and Seller will seek in good faith to resolve any differences they may have with respect to matters specified in the Notice of Disagreement. If, at the end of such 30-day period, Purchaser and Seller have not reached agreement on such matters, Purchaser and Seller will have an additional fifteen (15) days to advise each other in writing of their respective positions with respect to each of Seller's proposed adjustments that are in dispute. Promptly following this 15-day period, Purchaser and Seller will jointly engage PricewaterhouseCoopers LLP (or, if PricewaterhouseCoopers LLP is unable or unwilling to act in such capacity, Deloitte & Touche LLP) (the "Unaffiliated Firm") to resolve the matters which remain in dispute with respect to the Effective Date Balance Sheet by arbitration in accordance with the procedures set forth in this Section 1.6. In connection with such engagement, Purchaser and Seller agree to execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Unaffiliated Firm, Purchaser or Seller will provide the Unaffiliated Firm with a copy of this Agreement, the Effective Date Balance Sheet, the Notice of Disagreement and any previously delivered written positions. The Unaffiliated Firm will have the authority to request in writing such additional written submissions from either Purchaser or Seller as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Unaffiliated Firm. Neither Purchaser nor Seller (nor any of their respective affiliates) will make any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm. Neither Purchaser nor Seller will communicate (nor permit any of its affiliates to communicate) with the Unaffiliated Firm without providing the other a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm). The Unaffiliated Firm will have forty-five (45) days to review the documents provided to it pursuant to this Section 1.6(c). Within such 45-day period, the Unaffiliated Firm will furnish simultaneously to Purchaser and Seller its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm will resolve the differences regarding the Effective Date Balance Sheet based solely on the information provided to the Unaffiliated Firm by Purchaser and Seller pursuant to the terms of this Agreement (and not independent review). The Unaffiliated Firm's authority will be limited to resolving disputes with respect to whether the individual items on the Effective Date Balance Sheet in dispute was prepared in accordance with the terms of Section 1.6(a) (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than the Effective Date Balance Sheet and amounts set forth therein respectively that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either Purchaser or Seller or less than the smallest value for such item asserted by either Purchaser or Seller.

               (d) The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding upon Purchaser and Seller. The fees of the Unaffiliated Firm will be borne by Purchaser and Seller in the same proportion that the dollar amount of disputed items lost by Purchaser or Seller (as applicable) bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Each of Purchaser and Seller will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 1.6.

               (e) "Working Capital Shortfall" shall mean that amount whereby the Current Liabilities (as defined below) set forth in the Final Effective Date Balance Sheet exceeds the Current Assets (as defined below) set forth in the Final Effective Date Balance Sheet. "Working Capital Excess" shall mean that amount whereby the Current Liabilities set forth in the Final Effective Date Balance Sheet are less than the Current Assets set forth in the Final Effective Date Balance Sheet. "Current Liabilities" and "Current Assets" shall each have the meaning ascribed thereto under GAAP and shall be determined in accordance with GAAP and the Procedures, excluding the current portion of any Debt (as defined below) and excluding all intercompany balances cancelled pursuant to
Section 6.8. "Debt" shall mean all obligations for borrowed money, including leases and obligations that are or should be classified as capital leases under GAAP and excluding all intercompany balances cancelled pursuant to Section 6.8. "Excess Debt Amount" means (i) any Debt (including accrued interest and fees payable) included on the Final Effective Date Balance Sheet (excluding capital leases) and (ii) Debt (including accrued interest and fees payable) on the Final Effective Date Balance Sheet in excess of $2,500,000.

          1.8 Post Closing Revenue Adjustment.
              -------------------------------

               (a) Purchaser shall deliver to Seller within sixty (60) days after the date that is the one year anniversary of the Closing Date, a statement setting forth the following:

                    (i) the revenue for Company for the twelve months ended March 31, 2003 excluding revenue attributable to any customer of Company which was a customer of Company as of March 31, 2002 but is no longer a customer of Company as of March 31, 2003 ("Former Customers") (provided, however, that Former Customers shall not include any customer of the Company that resulted in less than $100,000 in revenue to Company during the twelve month period ending March 31, 2002) (the "March 2003 Revenue"), as determined and calculated by Purchaser in accordance with GAAP and the policies, practices and procedures consistent with past practices and those utilized in the preparation of the March 2002 Revenue Statement and the Procedures; and

                    (ii) the actual, aggregate amount of Severance Payments (as defined in Section 6.14) paid or incurred by Company or Purchaser by reason of the termination of a Listed Employee (as defined in Section 6.14) during the one year period following the Closing Date (the "Severance Amount").

Purchaser will retain Auditing Firm to audit the March 2003 Revenue and the Severance Amount and to render its report thereon, as addressed to Purchaser and Seller, stating that the March 2003 Revenue and the Severance Amount have been prepared in accordance with the terms of this Section 1.8(a). Such report of the Auditing Firm will be delivered by Purchaser to Seller together with the March 2003 Revenue and the Severance Amount. The date on which the March 2003 Revenue and Severance Amount is received by Seller is referred to herein as the "Second Delivery Date." Purchaser shall be responsible for all fees of Auditing Firm relating to the preparation of the March 2003 Revenue and the Severance Amount.

               (b) The March 2003 Revenue will be deemed to be the final, binding and conclusive March 2003 Revenue (the "Final March 2003 Revenue") and the Severance Amount will be deemed to be the final, binding and conclusive Severance Amount (the "Final Severance Amount") for all purposes on the thirtieth (30th) day after the Second Delivery Date unless Seller delivers to Purchaser written notice of its disagreement (a "Dispute Notice") on or prior to such date specifying in reasonable detail the nature of Seller's objections to the March 2003 Revenue or the Severance Amount or both. Within such thirty (30) day period, Purchaser and Company shall provide Seller and its auditors with reasonable access during normal business hours to the accounts and records of the operations of Company relating to the March 2003 Revenue and the Severance Amount. Seller hereby waives the right to assert any objection with respect to the March 2003 Revenue and the Severance Amount that is not asserted in a Dispute Notice delivered to Purchaser by Seller within thirty (30) days after the Delivery Date. If a Dispute Notice is delivered to Purchaser by Seller within such 30-day period, then the March 2003 Revenue (as adjusted, if necessary) and the Severance Amount (as adjusted, if necessary) will be deemed to be the Final March 2003 Revenue and the Final Severance Amount on the earlier of (i) the date Purchaser and Seller resolve in writing all differences they have with respect to the March 2003 Revenue and/or the Severance Amount or (ii) the date the disputed matters are resolved in writing by the Unaffiliated Firm (as defined above). In the event that disputed matters are resolved by the Unaffiliated Firm, the Final March 2003 Revenue and the Final Severance Amount will be the amount determined by the Unaffiliated Firm.

               (c) During the 30-day period following the delivery of a Revenue Dispute Notice, Purchaser and Seller will seek in good faith to resolve any differences they may have with respect to matters specified in the Dispute Notice. If, at the end of such 30-day period, Purchaser and Seller have not reached agreement on such matters, Purchaser and Seller will have an additional fifteen (15) days to advise each other in writing of their respective positions with respect to each of Seller's proposed adjustments that are in dispute. Promptly following this 15-day period, Purchaser and Seller will jointly engage the Unaffiliated Firm to resolve the matters which remain in dispute with respect to the March 2003 Revenue and/or Severance Amount by arbitration in accordance with the procedures set forth in this Section 1.8. In connection with such engagement, Purchaser and Seller agree to execute, if requested by the Unaffiliated Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Unaffiliated Firm, Purchaser or Seller will provide the Unaffiliated

Firm with a copy of this Agreement, the March 2003 Revenue, the Severance Amount, the Dispute Notice and any previously delivered written positions. The Unaffiliated Firm will have the authority to request in writing such additional written submissions from either Purchaser or Seller as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Unaffiliated Firm. Neither Purchaser nor Seller (nor any of their respective affiliates) will make any additional submission to the Unaffiliated Firm except pursuant to such a written request by the Unaffiliated Firm. Neither Purchaser nor Seller will communicate (nor permit any of its affiliates to communicate) with the Unaffiliated Firm without providing the other a reasonable opportunity to participate in such communication with the Unaffiliated Firm (other than with respect to written submissions in response to the written request of the Unaffiliated Firm). The Unaffiliated Firm will have forty-five (45) days to review the documents provided to it pursuant to this Section 1.8(c). Within such 45-day period, the Unaffiliated Firm will furnish simultaneously to Purchaser and Seller its written determination with respect to each of the adjustments in dispute submitted to it for resolution. The Unaffiliated Firm will resolve the differences regarding the March 2003 Revenue and/or Severance Amount based solely on the information provided to the Unaffiliated Firm by Purchaser and Seller pursuant to the terms of this Agreement (and not independent review). The Unaffiliated Firm's authority will be limited to resolving disputes with respect to whether the March 2003 Revenue and/or Severance Amount was prepared in accordance with the terms of Section 1.8(a) (it being understood that the Unaffiliated Firm will have no authority to make any adjustments to any financial statements or amounts other than the March 2003 Revenue, the Severance Amount and amounts set forth therein that are in dispute). In resolving any disputed item, the Unaffiliated Firm may not assign a value to such item greater than the greatest value for such item asserted by either Purchaser or Seller or less than the smallest value for such item asserted by either Purchaser or Seller.

               (d) The decision of the Unaffiliated Firm will be, for all purposes, conclusive, non-appealable, final and binding upon Purchaser and Seller. The fees of the Unaffiliated Firm will be borne by Purchaser and Seller in the same proportion that the dollar amount of disputed items lost by Purchaser or Seller (as applicable) bears to the total dollar amount in dispute resolved by the Unaffiliated Firm. Each of Purchaser and Seller will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 1.7.

               (e) For purposes of this Agreement, the "Revenue Adjustment Amount" shall mean 0.5 multiplied by the excess, if any, of (x) $67,275,000 over
                                                                            ----
(y) the Final March 2003 Revenue. For purposes of this Agreement, the "Severance Adjustment Amount" shall mean 0.5 multiplied by the Final Severance Amount.

          1.9 Certain Defined Terms. For purposes of this Agreement, the
              ---------------------
following terms shall have the following respective meanings:

     "Deferred Payment Amount" shall mean that dollar amount equal to $13,000,000 minus any Working Capital Shortfall plus any Working Capital Excess
            -----                               ----
minus the Revenue Adjustment Amount minus the Severance Adjustment Amount minus
-----                               -----
the Excess Debt Amount; provided, however, that notwithstanding anything to the
                        --------  -------
contrary in this Agreement, the Deferred Payment Amount shall not exceed $13,000,000.

     "Purchase Price" shall mean (a) $24,000,000 cash (which includes the Signing Payment) and (b) the principal amount and accrued interest payable pursuant to the Promissory Note (as defined below).

     "Promissory Note" shall mean that certain 8% secured promissory note whose principal amount shall equal the Deferred Payment Amount, in substantially the form of Exhibit A hereto and secured by the Security Agreement in substantially
        ---------
the from of Exhibit B hereto.
            ---------

          1.10 Operations After Effective Time. From and after the Effective
               -------------------------------
Time, Seller shall operate Company for the benefit of Purchaser and in the normal course of business with a view to maximizing the earnings of Company. Without limiting the generality of the foregoing, after the Effective Time, Seller shall continue to make any scheduled or required capital expenditures, collect and remit or credit to Company accounts all receivables and continue providing whatever services Seller or its affiliates have traditionally provided Company. Any cash credited to Company's account with Seller, or through any centralized cash management system maintained by Seller, shall be retained by or paid to Company at Closing without any adjustment of the Purchase Price and without being taken into account in preparation of the Effective Date Balance Sheet. Any receivables collected by Seller or any of its affiliates after the Effective Time which relates to the business of Company shall be promptly remitted to Purchaser. Seller shall designate one of its senior officers as a liaison person for the purpose of communicating with officers of Purchaser during the period from the Effective Time through the Closing and assuring compliance with this section.

                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF USIH, USIIS, USICM, TPAI AND USIPBM

     For purposes of the following Article II, each representation and warranty of Company shall be deemed to be a representation and warranty of each of USICM, TPAI and USIPBM. As of the date hereof and as of the Closing Date, USIH and USIIS, each individually and collectively as Seller, and USICM, TPAI and USIPBM, each individually and collectively as Company, represent and warrant to Purchaser, jointly and severally, as follows:

          2.1 USICM Organization and Qualification; USICM Subsidiaries.
              --------------------------------------------------------

               (a) USICM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.1(a) of the exceptions disclosed in writing in the disclosure schedule supplied by Seller and Company to Purchaser dated as of the date hereof and certified by duly authorized officers of Seller and Company (the "Company Schedule"), USICM and each USICM Subsidiary (as defined in Section 2.1) is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("USICM Approvals") necessary to own, lease and operate the assets it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to have such USICM Approvals would not have a Material Adverse Effect on USICM.

               (b) Section 2.1 (b) of the Company Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which USICM has, directly or indirectly, an equity interest representing 50% or more of the equity interests therein (each a "USICM Subsidiary"); (ii) the number and type of outstanding equity securities of each USICM Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each USICM Subsidiary; and (iv) the name of each corporation, partnership, joint venture or other entity in which USICM has, directly or indirectly, an equity interest representing less than 50% of the equity interests therein. USICM has not agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "USICM Contract") under which it may become obligated to make any future investment in or capital contribution to any other entity. USICM does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

               (c) USICM and each USICM Subsidiary is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of their business makes such qualification or licensing necessary and where the failure to be so duly qualified or licensed would either individually or in the aggregate have a Material Adverse Effect on USICM.

          2.2 TPAI Organization and Qualification; TPAI Subsidiaries.
              ------------------------------------------------------

               (a) TPAI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.2(a) of the Company Schedule, TPAI and each TPAI Subsidiary (as defined in Section 2.2) is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("TPAI Approvals") necessary to own, lease and operate the assets it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to have such TPAI Approvals would not have a Material Adverse Effect on TPAI.

               (b) Section 2.2(b) of the Company Schedule sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which TPAI has, directly or indirectly, an equity interest representing 50% or more of the equity interests therein (each a "TPAI Subsidiary"); (ii) the number and type of outstanding equity securities of each TPAI Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each TPAI Subsidiary; and (iv) the name of each corporation, partnership, joint venture or other entity in which TPAI has, directly or indirectly, an equity interest representing less than 50% of the equity interests therein. TPAI has not agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "TPAI Contract") under which it may become obligated to make any future investment in or capital contribution to any other entity. TPAI does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

               (c) TPAI and each TPAI Subsidiary is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of their business makes such qualification or licensing necessary and where the failure to be so duly qualified or licensed would either individually or in the aggregate have a Material Adverse Effect on TPAI.

          2.3 USIPBM Organization and Qualification; USIPBM Subsidiaries.
              ----------------------------------------------------------

               (a) USIPBM is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.3(a) of the Company Schedule, USIPBM and each USIPBM Subsidiary (as defined in Section 2.3) is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("USIPBM Approvals") (USICM Approvals, TPAI Approvals and USIPBM Approvals are referred to collectively in this Agreement as "Approvals") necessary to own, lease and operate the assets it purports to own, operate or lease and to carry on its business as it is now being conducted except where the failure to have such USIPBM Approvals would not have a Material Adverse Effect on USIPBM.

               (b) Section 2.3(b) of the Company Schedules sets forth: (i) the name of each corporation, partnership, joint venture or other entity in which USIPBM has, directly or indirectly, an equity interest representing 50% or more of the equity interests therein (each a "USIPBM Subsidiary") (each of a USICM Subsidiary, TPAI Subsidiary and USIPBM Subsidiary are referred to collectively in this Agreement as a "Subsidiary"); (ii) the number and type of outstanding equity securities of each USIPBM Subsidiary and a list of the holders thereof;
(iii) the jurisdiction of organization of each USIPBM Subsidiary; and (iv) the name of each corporation, partnership, joint venture or other entity in which USIPBM has, directly or indirectly, an equity interest representing less than 50% of the equity interests therein. USIPBM has not agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "USIPBM Contract") (each of a USICM Contract, TPAI Contract and USIPBM Contract are referred to collectively in this Agreement as a "Contract") under which it may become obligated to make any future investment in or capital contribution to any other entity. USIPBM does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

               (c) USIPBM and each USIPBM Subsidiary is qualified or licensed to or do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of their business makes such qualification or licensing necessary and where the failure to be so duly qualified or licensed would either individually or in the aggregate have a Material Adverse Effect on USIPBM.

          2.4 USICM Certificate of Incorporation and Bylaws. USICM has
              ---------------------------------------------
previously furnished to Purchaser a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "USICM Charter Documents"). Such USICM Charter Documents are in full force and effect. USICM is not in violation of any of the provisions of USICM Charter Documents. USICM has previously furnished to Purchaser a complete and correct copy of the certificate of incorporation, articles of incorporation, bylaws and other organizational documents, as amended to date, for each of its Subsidiaries (together the "USICM Subsidiary Charter Documents"). Such USICM Subsidiary Charter Documents are in full force and effect and none of the Subsidiaries are in violation of any of the provisions of the applicable USICM Subsidiary Charter Documents.

          2.5 TPAI Certificate of Incorporation and Bylaws. TPAI has previously
              --------------------------------------------
furnished to Purchaser a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "TPAI Charter Documents"). Such TPAI Charter Documents are in full force and effect. TPAI is not in violation of any of the provisions of TPAI Charter Documents. TPAI has previously furnished to Purchaser a complete and correct copy of the certificate of incorporation, articles of incorporation, bylaws and other organizational documents, as amended to date, for each of its Subsidiaries (together the "TPAI Subsidiary Charter Documents"). Such TPAI Subsidiary Charter Documents are in full force and effect and none of the TPAI Subsidiaries are in violation of any of the provisions of the applicable TPAI Subsidiary Charter Documents.

          2.6 USIPBM Certificate of Incorporation and Bylaws. USIPBM has
              ----------------------------------------------
previously furnished to Purchaser a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "USIPBM Charter Documents") (USICM Charter Documents, TPAI charter Documents and USIPBM Charter Documents are referred to collectively in this Agreement as "Company Charter Documents"). Such USIPBM Charter Documents are in full force and effect. USIPBM is not in violation of any of the provisions of USIPBM Charter Documents. USIPBM has previously furnished to Purchaser a complete and correct copy of the certificate of incorporation, articles of incorporation, bylaws and other organizational documents, as amended to date, for each of its Subsidiaries (together the "USIPBM Subsidiary Charter Documents") (USICM Charter Documents, TPAI Charter Documents and USIPBM Charter Documents are referred to collectively in this Agreement as "Subsidiary Charter Documents"). Such USIPBM Subsidiary Charter Documents are in full force and effect and none of the USIPBM Subsidiaries are in violation of any of the provisions of the applicable USIPBM Subsidiary Charter Documents.

          2.7 USICM Capitalization.
              --------------------

               (a) The authorized capital stock of USICM consists of 200 shares of USICM Common Stock (the "USICM Shares"). At the close of business on the date of this

Agreement (1) 200 shares of USICM Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of USICM Common Stock were held by USICM Subsidiaries; (iii) no shares of USICM Common Stock were available or reserved for issuance pursuant to any employee stock plan or upon conversion of any options or warrants; and (iv) all 200 shares of issued and outstanding USICM Common Stock were held by USIIS. All outstanding shares of USICM Common Stock have been issued and granted in compliance with (1) all applicable federal and state securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.11).

               (b) As of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of USICM, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.7(b) of the Company Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which USICM or any of its Subsidiaries is a party or by which it is bound obligating USICM or any USICM Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of USICM or any USICM Subsidiary or obligating USICM or any USICM Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which USICM or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of USICM or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

               (c) Except as is set forth in Section 2.7(c) of the Company Schedule, there are no outstanding contractual obligations of USICM to repurchase, redeem or otherwise acquire any shares of USICM Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (as defined below). The USICM Shares constitute all the issued and outstanding capital stock of USICM and are owned of record and beneficially solely by USIIS free and clear of all Encumbrances (as defined below). Upon consummation of the transactions contemplated by this Agreement and registration of the USICM Shares in the name of Purchaser in the stock records of USICM, Purchaser will own all the issued and outstanding capital stock of USICM free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the USICM Shares will be fully paid and nonassessable. The stock register of USICM accurately records: (i) the name and address of each Person owning shares of capital stock of USICM and (ii) the certificate number of each certificate evidencing shares of capital stock issued by

USICM, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          2.8 TPAI Capitalization.
              -------------------

               (a) The authorized capital stock of TPAI consists of 1,000,000 shares of TPAI Common Stock (the "TPAI Shares"). At the close of business on the date of this Agreement (i) 31,076 shares of TPAI Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of TPAI Common Stock were held by TPAI Subsidiaries; (iii) no shares of TPAI Common Stock were available or reserved for issuance pursuant to any employee stock plan or upon conversion of any options or warrants; and (iv) all 31,076 shares of issued and outstanding TPAI Common Stock were held by USIIS. All outstanding shares of TPAI Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

               (b) As of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of TPAI, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.8(b) of the Company Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which TPAI or any of its Subsidiaries is a party or by which it is bound obligating TPAI or any TPAI Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of TPAI or any TPAI Subsidiary or obligating TPAI or any TPAI Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which TPAI or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of TPAI or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

               (c) Except as is set forth in Section 2.8(c) of the Company Schedule, there are no outstanding contractual obligations of TPAI to repurchase, redeem or otherwise acquire any shares of TPAI Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The TPAI Shares constitute all the issued and outstanding capital stock of TPAI and are owned of record and beneficially solely by USIIS free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the TPAI Shares in the name of Purchaser in the stock records of TPAI, Purchaser will own all the issued and outstanding capital stock of TPAI free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the TPAI Shares will be fully paid and nonassessable. The stock register of TPAI accurately records: (i) the name and address of each Person owning shares of capital stock of TPAI and (ii) the certificate number of each certificate evidencing shares of capital stock issued by TPAI, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          2.9 USIPBM Capitalization.
              ---------------------

               (a) The authorized capital stock of USIPBM consists of 1,000 shares of USIPBM Common Stock (the "USIPBM Shares"). At the close of business on the date of this Agreement (i) 100 shares of USIPBM Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of USIPBM Common Stock were held by USIPBM Subsidiaries; (iii) no shares of USIPBM Common Stock were available or reserved for issuance pursuant to any employee stock plan or upon conversion of any options or warrants; and
(iv) all 100 shares of issued and outstanding USIPBM Common Stock were held by USIIS. All outstanding shares of USIPBM Common Stock have been issued and granted in compliance with (i) all applicable federal and state securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

               (b) As of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of USIPBM, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.9(b) of the Company Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which USIPBM or any of its Subsidiaries is a party or by which it is bound obligating USIPBM or any USIPBM Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of USIPBM or any USIPBM Subsidiary or obligating USIPBM or any USIPBM Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which USIPBM or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of USIPBM or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

               (c) Except as is set forth in Section 2.9(c) of the Company Schedule, there are no outstanding contractual obligations of USIPBM to repurchase, redeem or otherwise acquire any shares of USIPBM Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The USIPBM Shares constitute all the issued and outstanding capital stock of USIPBM and are owned of record and beneficially solely by USIIS free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the USIPBM Shares in the name of Purchaser in the stock records of USIPBM, Purchaser will own all the issued and outstanding capital stock of USIPBM free and clear of all Encumbrances.

Upon consummation of the transactions contemplated by this Agreement, the USIPBM Shares will be fully paid and nonassessable. The stock register of USIPBM accurately records: (i) the name and address of each Person owning shares of capital stock of USIPBM and (ii) the certificate number of each certificate evidencing shares of capital stock issued by USIPBM, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

          2.10 Authority Relative to this Agreement. Company has all necessary
               ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms, except as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies.

          2.11 No Conflict; Required Filings and Consents.
               ------------------------------------------

               (a) Except as set forth in Section 2.11(a) of the Company Schedule, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, (i) conflict with or violate Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 2.11 (b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or a Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any Subsidiary pursuant to, any Material Contract (as defined below).

               (b) Except as set forth in Section 2.11(b) of the Company Schedule, the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity").

          2.12 Compliance; Permits.
               -------------------

               (a) Except as set forth in Section 2.12(a) of the Company Schedule, Company and its Subsidiaries are not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, settlement, judgment or decree applicable to Company or any Subsidiary or by which their respective properties are bound or affected (including, but not limited to, those laws and regulations related to the Medicare and Medicaid antifraud and abuse statutes), or (ii) any Material Contract (as defined below). Except as set forth in Section 2.12(a) of the Company Schedule, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or any Subsidiary, nor has any governmental or regulatory body or authority indicated to Company or any Subsidiary an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of material property by Company or the conduct of business by Company.

               (b) Except as set forth in Section 2.12(b) of the Company Schedule, Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company taken as a whole as it is now being conducted (collectively, the "Company Permits"). Except as set forth in Section 2.12(a) of the Company Schedule, Company is in compliance in all material respects with the terms of Company Permits.

               (c) To the knowledge of Company, none of the Top Fifty Customers (as defined in Section 2.16) are in violation of any law, rule or regulation applicable to a Top Fifty Customer's business operations and conduct which relate to the services provided by Company.

          2.13 Financial Statements.
               ---------------------

               (a) Company has provided to Purchaser unaudited consolidated balance sheets and related consolidated profit and loss statements, of Company as of and for the fiscal year ended December 31, 2001 and the two month period ended February 28, 2002, copies of which are attached hereto in Section 2.13(a) of the Company Schedule (collectively, the "Company Reports").

               (b) The Company Reports were prepared by the Company in the ordinary course of business in accordance with Section 1 of the Procedures (except as described therein) and the past practices of Company applied on a consistent basis throughout the periods indicated and each presented fairly, in all material respects in accordance with the level of detail and practices used to prepare the same, the financial position of Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein or in the disclosures made pursuant to this Agreement.

               (c) Except as and to the extent set forth or reserved against on the balance sheet of Company as reported in Company Reports, Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent, off-balance sheet or otherwise) that would be required to be reflected on such balance sheet prepared in accordance with the standard specified above, except
(i) liabilities provided for in Company's consolidated balance sheet as of February 28, 2002, (ii) liabilities incurred since February 28, 2002 in the ordinary course of business, or (iii) liabilities disclosed pursuant to this Agreement.

               (d) Except as disclosed in Section 2.13(d) of the Company Schedule,there has been no:

                    (i) notice (whether oral or written) from a Governmental Entity, Company employee or other person concerning deficiencies in financial reporting practices or other matters that would have a material effect on the Company Reports;

                    (ii) violation or possible violations of any laws, rules or regulations (including but not limited to those related to the Medicare and Medicaid antifraud and abuse statutes such as the Anti-Kickback Act, Limitations on Physician Referrals and the False Claims Act) in any jurisdiction, the effect of which would be considered for disclosure in the Company Reports or as a basis for recording a loss contingency in the Company Reports; or

                    (iii) notice (whether written or oral) of (A) deficiencies in internal controls that would have a material effect on the Company Reports,
(B) false statements by Company affecting the Company Reports or (C) false statements by Company to its auditors.

          2.14 Absence of Certain Changes or Events. Since February 28, 2002
               ------------------------------------
(the "Reference Balance Sheet Date"), except (i) as disclosed in Section 2.14 of the Company Schedule, or (ii) provided for in or disclosed pursuant to subsections (i) through (xxiv) below, the business of Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Section 2.14 of the Company Schedule, since the Reference Balance Sheet Date, Company has not:

                    (i) transferred to any person or entity, including Seller, any rights to its Intellectual Property (as defined in Section 2.26);

                    (ii) permitted or allowed any of the assets or properties (whether tangible or intangible) of Company to be subjected to any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax (as defined in Section 8.1) liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership ("Encumbrance"), other than such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of $50,000 in the aggregate; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property or assets that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable, and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes ("Permitted Encumbrances") and Encumbrances that will be released at or prior to the Closing;

                    (iii) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

                    (iv) made any loan to, guaranteed any indebtedness for borrowed money of or otherwise incurred any indebtedness for borrowed money on behalf of any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government ("Person") other than payroll, travel guaranties and other advances made in the ordinary course of business;

                    (v) failed to pay any creditor any material amount owed to such creditor when due except as may be in accordance with the ordinary course of business consistent with past practice;

                    (vi) redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of Company or otherwise;

                    (vii) made any material changes in the customary methods of operations of Company;

                    (viii) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

                    (ix) made any capital expenditure or commitment of any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

                    (x) issued any sales orders or otherwise entered into an agreement that requires Company to make any purchases involving payments by Company in excess of $50,000 individually or $100,000 in the aggregate;

                    (xi) sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice;

                    (xii) issued or sold any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, Company;

                    (xiii) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate (as defined below) of such Person)("Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person);

                    (xiv) (A) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable (whether in cash, stock, equity securities, property or otherwise) by Company to any of its employees, consultants or directors or (B) established or increased or promised to increase any benefits under any Seller or Company employee benefit or option plans, in either case except as required by law or any collective bargaining agreement or involving ordinary increases in the ordinary course of business consistent with the past practices of Company;

                    (xv) written down or written up the value of any Inventories or receivables or revalued any assets of Company other than in the ordinary course of business consistent with past practice, and in accordance with U.S. GAAP;

                    (xvi) amended, terminated, cancelled or compromised any material claims of Company or waived any other rights of substantial value to Company or settled any material litigation;

                    (xvii) made any change in any method of accounting or accounting practice or policy used by Company, other than such changes required by U.S. GAAP or disclosed in Section 2.8 of the Company Schedule;

                    (xviii) amended or modified in any material respect, or consented to the termination of, any Material Contract or Company's rights thereunder;

                    (xix) amended or restated Company Charter Documents;

                    (xx) knowingly disclosed any secret or confidential Intellectual Property (except by way of issuance of a patent or a valid confidentiality agreement); or knowingly permitted to lapse or go abandoned any Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, Company has any right, title, interest or license;

                    (xxi) made or changed any express or deemed election (other than as set forth on Company's Returns (as defined in Section 8.2(a))), adopted or changed any accounting method, settled or compromised any claim or assessment, or extended or waived the period of limitations applicable to any claim or assessment, in each case with respect to Taxes (as defined in Section 8.1) of Company;

                    (xxii) suffered any casualty loss or damage with respect to any of the assets for which the aggregate repair or replacement cost is more than $100,000, and which is not covered by insurance;

                    (xxiii) suffered any Material Adverse Effect; or

                    (xxiv) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 2.14 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this
Section 2.14, except as expressly contemplated by this Agreement.

     For purposes of this Agreement, the term "Material Contracts" shall mean the following contracts and agreements (including, without limitation, oral and informal arrangements) of Company or any Subsidiary:

                    (i) each contract, agreement, invoice, purchase order and other arrangement, for the purchase of inventory, equipment, other materials or personal property with any supplier or for the furnishing of services to Company or any Subsidiary or otherwise related to the business of Company or any Subsidiary under the term of which Company or any Subsidiary (A) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to pay or otherwise give consideration of more than $150,000 in the aggregate over the remaining term of such contract, or (C) cannot be cancelled by Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

                    (ii) each contract, agreement, invoice, sales order and other arrangement, for the sale of inventory or other personal property or for the furnishing of services by Company or any Subsidiary which: (A) is likely to involve consideration of more than $100,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to involve consideration of more than $150,000 in the aggregate over the remaining term of the contract, or (C) cannot be cancelled by Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

                    (iii) each contract, agreement or other arrangement with those parties listed in Section 2.10 of the Company Schedule;

                    (iv) each management contract, and contract, with an independent contractor or consultant (or similar arrangement) to which Company or any Subsidiary is a party involving payments in excess of $100,000 per annum and which are not cancelable without penalty or further payment and without more than 90 days' notice;

                    (v) each contract and agreement relating to indebtedness of Company or any Subsidiary, excluding any lease or financing arrangement for office equipment under which Company or any Subsidiary is likely to pay or otherwise give consideration of less than $50,000 per annum;

                    (vi) each agreement relating to Intellectual Property, including each license or sublicense thereof, under which the Company is likely to pay or otherwise give consideration of more than $50,000 in the aggregate during any one year but excluding shrink wrap and other commodity type licenses;

                    (vii) each contract or agreement with any Governmental Entity to which Company or any Subsidiary is a party;

                    (viii) all contracts and agreements that limit or purport to limit the ability of Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

                    (ix) all contracts and agreements between or among Company or any Subsidiary and Seller or any other affiliate of Company or any Subsidiary, including any stockholder agreements, Tax sharing agreements and licensing agreements;

                    (x) all contracts and agreements for providing benefits to Company or any Subsidiary employees, consultants or directors under any Seller Employee Plan;

                    (xi) all contracts and agreements of indemnification or any guaranty (which shall not include any agreement entered into in the ordinary course of business that includes an incidental indemnification clause) other than an agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

                    (xii) all contracts, agreement and commitments currently in force to license any third party to manufacture or reproduce any Company or any Subsidiary product, service or technology or any contract, agreement and commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Purchaser; and

                    (xiii) all other contracts and agreements, including any notes, bonds, mortgages, indentures, leases, licenses, permits, franchises or other instruments or obligations, whether or not made in the ordinary course of the business, which are material to Company or any Subsidiary or by which their respective parties are bound or affected, taken as a whole, or the conduct of the business, or the absence of which would have a Material Adverse Effect, provided that this part (xiii) shall not be construed to include any contract or agreement that is excluded by any materiality limitation set forth in parts (i) through (xii) above.

          2.15 Absence of Litigation and Claims.
               --------------------------------

               (a) Except as set forth in Section 2.15(a) of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any properties or rights of Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

               (b) There is no basis for a claim, action, suit or proceeding based on (i) a Medicare or Medicaid violation, (ii) an ERISA violation, (iii) a claim by a Participant (as defined below) based on an alleged ERISA violation or negligence, (iv) malpractice or (v) a claim by a Top Fifty Customer (as defined in Section 2.16) for a breach of contract relating to a matter described in parts (i) to (iv) of this sentence ("Unknown Claims"). "Participant" means an individual enrolled as an employee or a dependent of an employee, or a retiree (if applicable) of a customer of Company under a Welfare Plan (as defined below), or an individual continuing coverage under a Welfare Plan (as defined below) in accordance with federal law. "Welfare Plan" means an employee welfare benefit plan established, sponsored and/or contributed to by a customer of Company with respect to which Company provides certain products and services.

          2.16 Customers. Listed in Section 2.16 of the Company Schedule are the
               ---------
names and addresses of the top fifty (50) customers of Company based on budgeted revenue as of December 31, 2001 (the "Top Fifty Customers") and the budgeted amount for each such customer. Except as disclosed in Section 2.16 of the Company Schedule, Company and Seller have not received any notice, written or oral, that any of the Top Fifty Customers of Company has ceased, or intends to cease, to use the products or services of Company, or has substantially reduced, or intends to substantially reduce, the use of such products or services at any time.

          2.17 Product and Service Warranties. Set forth on Section 2.17 of the
               ------------------------------
Company Schedule are the standard written forms of product and service warranties and guarantees utilized by Company as of the date of this Agreement. Except as set forth on Section 2.17 of the Company Schedule, during a period of one (1) year prior to the Closing Date, neither Company or any of their Affiliates have made any other written material warranties (which remain in effect) with regard to products and/or services supplied by Company.

          2.18 Employee Benefit Plans.
               ----------------------

               (a) Definitions. With the exception of the definition of
                   -----------
"Affiliate" set forth in Section 2.18(a)(i) below (which definition shall apply only to this Section 2.18), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                    (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b),(c),(m) or
(o) of the Code and the regulations issued thereunder;

                    (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                    (iii) "Code" shall mean the Internal Revenue Code of 1986, amended;

                    (iv) "DOL" shall mean the Department of Labor;

                    (v) "Employee" shall mean any current or former or retired employee, consultant or director of Company or any Affiliate whose employment is in connection with the Company or an Affiliate that Purchaser will acquire upon consummation of the transaction contemplated by this Agreement (an "Acquired Entity");

                    (vi) "Employment Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Seller, Company or any Affiliate and any Employee, excluding any at-will employment arrangements or arrangements otherwise disclosed pursuant to the definition of Employee Plan (as defined below).

                    (vii) "Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller, Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation;

                    (viii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                    (ix) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                    (x) "International Employee Plan" shall mean each Employee Plan that has been adopted or maintained by Seller, Company or any Affiliate, whether informally or formally, or with respect to which Seller, Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                    (xi) "IRS" shall mean the Internal Revenue Service;

                    (xii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                    (xiii) "Pension Plan" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Section 2.8(b) of the Company Schedule contains an
                   --------
accurate and complete list of each Employee Plan. Neither Seller nor Company has any plan or commitment (i) to establish any new Employee Plan, International Employee Plan, or Employment Agreement (other than arrangements with Employees permitted in accordance with Sections 2.14 and 5.1, which are previously disclosed to and approved in writing by Purchaser), (ii) to modify any Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement, and except as permitted in accordance with Sections 2.8 and 5.1, which are previously disclosed to and approved in writing by Purchaser or (iii) to adopt or enter into any Employee Plan, International Employee Plan, or Employment Agreement (other than arrangements with Employees permitted in accordance with Sections 2.14 and 5.1, which are previously disclosed to and approved in writing by Purchaser), in each case that would have an affect on an Employee.

               (c) Documents. Seller or Company has made available to Purchaser
                   ---------
(i) correct and complete copies of all documents embodying each Employee Plan that is currently in effect or to which Company or any Acquired Entity has or may have any liability or obligation or that will benefit Employees including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan;
(iii) the most recent annual report (Series 5500 and all schedules thereto); if any, required under ERISA or the Code in connection with each Employee Plan;
(iv) the additional documents listed on Section 2.18(c) of the Company Schedule;
(v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Employee Plan; (vi) the most recent IRS determination letters and any rulings relating to Employee Plans and copies of all material correspondence to or from the IRS or Department of Labor with respect to any Employee Plan; and
(vii) all material communications to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company or any Acquired Entity.

               (d) Employee Plan Compliance. Except as set forth on Section
                   ------------------------
2.18(d) of the Company Schedule, (i) Seller and Company have performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations including but not limited to ERISA or the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Seller or Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued at the Closing Date, without material liability to Purchaser, Company or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Seller or Company or any Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) Seller, Company or any Affiliate are not subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plan. Seller, Company, or any Affiliate have never
                   ------------
maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

               (f) Collectively Bargained, Multiemployer and Multiple Employer
                   -----------------------------------------------------------
Plans. At no time has Seller, Company or any Affiliate contributed to or been
-----
obligated to contribute to any Multiemployer Plan. Seller, Company or any Affiliate have not at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

               (g) No Post-Employment Obligations. Except as set forth in
                   ------------------------------
Section 2.18(g) of the Company Schedule, no Employee Plan provides, or reflects or represents any liability to provide retiree health insurance or benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Seller nor Company have ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health insurance or benefits, except to the extent required by statute.

               (h) Health Care Compliance. Neither Company nor any Affiliate
                   ----------------------
has, prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

               (i) Effect of Transaction.
                   ---------------------

                    (i) Except as set forth on Section 2.18(i) of the Company Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                    (ii) Except as set forth on Section 2.18(ii) of the Company Schedule, no payment or benefit which will or may be made by Seller, Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Seller or Company is party, including without limitation, the provisions of this Agreement, covering any Employee, which individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

               (j) Employment Matters. Seller and Company: (i) are in compliance
                   ------------------
in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Seller or Company under any worker's compensation policy or long-term disability policy relating to any Employee.

               (k) International Employee Plan. Neither the Seller nor Company
                   ---------------------------
currently has, nor have they ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan with respect to Employees.

          2.19 Labor Matters. No work stoppage or labor strike against Seller or
               -------------
Company with respect to Employees is pending, threatened or reasonably anticipated. Seller and Company do not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.19 of the Company Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller or Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller or Company. Neither Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.19 of the Company Schedule neither Seller nor Company are presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller or Company.

          2.20 Key Employees.
               -------------

               (a) Section 2.20 of the Company Schedule lists (i) the name, place of employment, the current annual salary rates and bonuses and other like benefits paid or payable (in cash or otherwise) in 2001, (ii) the date of employment and (iii) job title of each current salaried employee, officer, director, consultant or agent of Company whose current salary exceeds $100,000.

               (b) All officers, management employees, and technical and professional employees of Company are under written obligation to Company to maintain in confidence all information that is confidential or proprietary acquired by them in the course of their employment and to assign to Company all inventions made by them within the scope of their employment during such employment.

          2.21 Material Contracts.
               ------------------

               (a) Except as disclosed in Section 2.21 of the Company Schedule, each Material Contract: (i) is legal, valid and binding on the respective parties thereto and is in full force and effect, except as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies, and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 2.21(a) of the Company Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence except in a situation where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Company is not in breach of, or default under, any Material Contract, except in any such case for breaches or defaults that could not reasonably be expected to have a Material Adverse Effect.

               (b) Except as disclosed in Section 2.21(b) of the Company Schedule, to the best knowledge of Company and Seller, no other party to any Material Contract is in material breach thereof or default thereunder.

          2.22 Guaranties, Intercompany Contracts.
               ----------------------------------

               (a) Except as set forth in Section 2.22(a) of the Company Schedule, Company is not a party to any guaranty, and no Person is a party to any guaranty for the benefit of Company.

               (b) Set forth in Section 2.22(b) of the Company Schedule is a complete and accurate list of all contracts and agreements between Company or any of its Subsidiaries on the one hand and Seller or an affiliate of Seller on the other hand.

          2.23 Restrictions on Business Activities. Except as set forth in
               -----------------------------------
Section 2.23 of the Company Schedule, to the knowledge of Company, there is no agreement, commitment, judgment, injunction, order or decree binding upon Company or to which Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company, any acquisition of property by Company or the conduct of business by Company as currently conducted or as currently proposed to be conducted, except for any prohibition or impairment that could not reasonably be expected to have a Material Adverse Effect.

          2.24 Title to Property.
               -----------------

               (a) Company does not own any real property, has not owned any real property during the time that it has been owned directly or indirectly by Seller, and to its knowledge has never owned any real property, except as otherwise disclosed on Schedule 2.24(a). Section 2.24(a) of the Company Schedule sets forth a list of all real property currently leased or subleased by or from Company or any Subsidiary or otherwise used or occupied by Company or any Subsidiary for the operation of Company's business (the "Leased Real Property"), the name of the lessor, master lessor and/or lessee, the date of the lease or sublease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease.

               (b) Company has provided Purchaser with true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Agreements"); and there are no other Lease Agreements for real property affecting the real property or to which Company or any Subsidiary is bound, other than those identified in Section 2.24(a) of the Company Schedule. All such Lease Agreements are in full force and effect, valid and enforceable in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a default by Company or any Subsidiary, or to the knowledge of Seller, by any third party, under any such Lease Agreement. To the knowledge of Company, neither the operations of Company on the Leased Real Property nor such Leased Property, including the improvements thereon, violate in any manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called nonconforming uses exceptions. There are no other parties occupying, or with a right to occupy, the Leased Real Property except as identified on in Section 2.24(a) of the Company Schedule. Company has received no notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of Company or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as presently conducted.

               (c) To the knowledge of Company, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects which materially impair the use of the Leased Real Property in the Company's operation, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

               (d) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, except (i) as reflected in Company's current balance sheet or otherwise disclosed in Section 2.24(d) of the Company Schedule, (ii) liens for Taxes not yet due and payable, which, if required to be reflected, are reflected in Company's current balance sheet, and (iii) such non-monetary imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

               (e) Company has sole and exclusive ownership, free and clear of any liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "Customer Information"). No person other than Company possesses any claims or rights with respect to use of the Customer Information.

          2.25 Environmental Matters.
               ---------------------

               (a) To the knowledge of Company, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by Company or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by Company. To the knowledge of Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by Company. To the knowledge of Company, the Hazardous Materials Activities of Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person. Company has delivered to or made available for inspection by Seller and its agents, representatives and employees all records in Company's possession concerning the Hazardous Materials Activities of Company and all environmental audits, investigations, and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of Company.

               (b) For purposes of this Agreement, the term: (i) "Hazardous Material" means any chemical, material or substance that has been designated by any governmental authority to be radioactive, toxic, a pollutant, nuisance, hazardous or otherwise a danger to health, reproduction or the environment; (ii) "Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by Company;
(iii) "Environmental Laws" means all applicable laws, directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any governmental authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and the Montreal Protocol, all as amended at any time; (iv) "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances.

          2.26 Intellectual Property.
               ---------------------

               (a) Company owns or otherwise possesses all legally enforceable rights to fully use and exploit, or has valid licenses currently in effect for, all patents (including without limitation additions, continuations, continuations-in-part, divisionals, re-issues, or extensions based thereon), trademarks, trade names, service marks, copyrights, any applications for the foregoing, schematics, technology, know-how, trade secrets, works of authorship, privacy rights, inventions, ideas, algorithms, processes, computer software programs or applications (in source code and object code form, as applicable), and all other tangible or intangible proprietary information or material ("Intellectual Property") that are used or currently proposed to be used in the business of Company as currently conducted or as currently proposed to be conducted by Company and that are required for the Company to operate its business in the manner conducted prior to the Closing without any Material Adverse Effect, excluding the USI Marks (collectively "Company Intellectual Property").

               (b) Section 2.26(b) of the Company Schedule is a complete and accurate list of all patents and patent applications, all registered and, if material, unregistered trademarks, service marks, and trade names, all registered copyrights, and all material unregistered copyrights in computer software that are included in Company Intellectual Property, including the jurisdictions in which each such right either exists or, for registrations and applications thereto, has been registered or applied for.

               (c) All patents, patent applications, registered trademarks and service marks, and copyrights held by Company are valid and subsisting. As of the date of signing, there are no actions that must be taken by Company within sixty (60) days of the Closing Date that, if not taken, will result in the loss of any Company Intellectual Property, the loss of which would have a Material Adverse Effect, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Patent and Trademark Office (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property.

               (d) To Company's knowledge, there has been and is no unauthorized use, disclosure, infringement or misappropriation of any material Company Intellectual Property by any person or entity, including any employee or former employee of Company. Company has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party and does not currently have any plans to do so. Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license or other agreements arising in the ordinary course of business.

               (e) Company has not been and is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any Material IP Contract.

               (f) Except as disclosed on Section 2.26(f) of the Company Schedule, Company has not been sued and has not been threatened to be sued with respect to a claim of infringement, misappropriation, or violation of any patents, trademarks, service marks, copyrights, trade secret or other proprietary right of any person or entity. To Company's knowledge, the manufacturing, marketing, licensing or sale of Company's products and services have not, do not, and will not infringe or misappropriate any patent, trademark, service mark, copyright, trade secret or other proprietary right of any person or entity, or constitute unfair competition under any applicable jurisdiction. Further, Company has not received any communication alleging that Company has infringed or misappropriated, or by conducting its business as presently proposed, would violate, any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

               (g) Except as disclosed on Section 2.26(g) of the Company Schedule, Company has secured valid written assignments from all consultants, contractors, agents, employees, and other parties who contributed to the creation or development of Company Intellectual Property of the rights to such contributions that Company does not already own by operation of law. To Company's knowledge, none of Company's employees, officers, agents, or consultants are in violation thereof.

               (h) Company has taken reasonable steps to protect and preserve the confidentiality of all material Company Intellectual Property not otherwise protected by valid and subsisting patents, patent applications, or copyright ("Confidential Information"). To Company's knowledge, all use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement between Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by Company by or to Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful.

          2.27 Assets. Each of Company and its Subsidiaries owns or leases all
               ------
tangible assets necessary for the conduct of its business as presently conducted and currently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition repair (subject to normal wear and tear) and is suitable for the purposes for which it presently used.

          2.28 Insurance.
               ---------

               (a) Section 2.28 of the Company Schedule sets forth (i) a complete and accurate list of all insurance policies, fidelity bonds and surety bonds which Company and its Subsidiaries maintain (or which are maintained by Seller for the benefit of Company or any of the entities acquired by Purchaser) and (ii) a list of all claims and settlements (and the amount of such claims and settlements) made under Insurance Policy during the past three years. Company has previously delivered to the Buyer true and complete copies of all Insurance Policies.

               (b) The Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement, or consummation of the transactions contemplated by this Agreement. Company and its Subsidiaries or Seller are current in all premiums or other payments due under each Insurance Policy and has otherwise performed in all material respects all of their respective obligations thereunder. Company and its Subsidiaries have given timely notice to the insurer under each Insurance Policy of all material claims that may be insured thereby.

               (c) Except as set forth on Section 2.28 of the Company Schedule, neither Company nor any Subsidiary has received during the past three years from any insurance carrier with which it has carried any insurance any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

          2.29 Financial Condition. As of the Closing Date, (i) the Working
               -------------------
Capital Shortfall for Company shall not exceed $2,000,000 and (ii) Company will have no Debt other than Debt associated with any capital leases.

          2.30 Regulatory Status. Company and its Subsidiaries are not (and have
               -----------------
never been) engaged in the insurance company or health maintenance organization business and, except if and to the extent applicable to the insurance services business conducted by Company and its Subsidiaries, not subject to any federal or state laws requiring licensing or certification as an insurance company or as a health maintenance organization.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF USIH, USIIS AND SELLER

     For purposes of the following Article II, each representation and warrant of Seller shall be deemed to be a representation and warrant of each of USIH and USIIS. As of the date hereof and as of the Closing Date, USIH and USIIS, each individually and collectively as Seller, represents and warrants to Purchaser as follows:

          3.1 Organization and Qualification. USIH is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of Delaware, the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. USIH is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary and where the failure to so qualify would have a Material Adverse Effect. USIIS is a corporation duly organized, validly existing and in good standing under the laws of Delaware, the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. USIIS is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary and where the failure to so qualify would have a Material Adverse Effect.

          3.2 Authority Relative to this Agreement. Seller has all necessary
              ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Purchaser, constitutes legal and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

          3.3 No Conflict; Required Filings and Consents.
              ------------------------------------------

               (a) Except as set forth in Section 3.3(a) of the Company Schedule, the execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, (i) conflict with or violate the Seller organizational documents, (ii) subject to compliance with the requirements set forth in Section 3.3(b) below, to the knowledge of Seller, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which it or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Seller's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Seller pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or its properties are bound or affected, except in any case for such conflicts, violations, breaches, defaults or other occurrences that could not reasonably be expected to have a Material Adverse Effect on Company.

               (b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

          3.4 Brokers. No broker, finder or investment banker (other than Hales
              -------
& Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

          3.5 Stock Ownership of Company. All shares of issued and outstanding
              --------------------------
USIIS stock are held by USIH. All shares of issued and outstanding USICM stock are held by USIIS. All shares of issued and outstanding TPAI stock are held by USIIS. All shares of issued and outstanding USIPBM are held by USIIS.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As of the date hereof and as of the Closing Date, Purchaser represents and warrants to Company and Seller as follows:

          4.1 Organization and Qualification; Subsidiaries. Each of Purchaser
              --------------------------------------------
and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Purchaser.

          4.2 Certificate of Incorporation and Bylaws. Purchaser has previously
              ---------------------------------------
furnished to Company and Seller complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to date (together the "Purchaser Charter Documents"). Such Purchaser Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents, and no subsidiary of Purchaser is in violation of any of its equivalent organizational documents.

          4.3 Authority Relative to this Agreement. Purchaser has all necessary
              ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

          4.4 No Conflict; Required Filings and Consents.
              ------------------------------------------

               (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Purchaser or any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Purchaser's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by which Purchaser or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser.

               (b) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

                                    ARTICLE V

                          CONDUCT PRIOR TO THE CLOSING

          5.1 Conduct of Business by Company and Seller. During the period from
              -----------------------------------------
the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Company shall (and Seller shall cause Company to), except to the extent that Purchaser shall otherwise consent in writing, and except as provided in Section 5.1 of the Company Schedule carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

     In addition, except as permitted by the terms of this Agreement, and the transactions contemplated hereby, and except as provided in Section 5.1 of the Company Schedule, without the prior written consent of Purchaser, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Company shall not, and Seller shall not permit Company to, do any of the following:

               (a) Grant any severance or termination pay (whether cash, equity or otherwise) to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Purchaser, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof or grant any equity based compensation of Company;

               (b) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

               (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

               (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company;

               (e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares;

               (f) Cause, permit or propose any amendments to Company Charter Documents;

               (g) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances;

               (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice;

               (i) Incur any Debt;

               (j) Adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable "at will" and who are not officers of the Company), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants.

               (k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company as provided to Purchaser, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary;

               (l) Make any individual or series of related payments in excess of $100,000;

               (m) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any Material Contract or agreement to which Company is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

               (n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

               (o) Incur or enter into any agreement, contract or commitment requiring Company to pay in excess of $100,000;

               (p) Settle any material litigation;

               (q) Make or change an express or deemed election, adopt or change any accounting method, settle or compromise any claim or assessment, or extend or waive the period of limitations applicable to any claim or assessment, in each case with respect to Taxes (as defined in Section 8.1) of Company;

               (r) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (q) above.

          5.2 Exclusivity.
              -----------

               (a) Seller and Company shall not and shall not authorize or permit their respective officers, directors, stockholders, employees, representatives and agents ("Seller Representatives") to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any discussion with, or proposal or offer from, any third party concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving Company or any Subsidiary (an "Acquisition"). Seller and Company shall cease immediately any existing activities, discussions or negotiations with any third party with respect to the foregoing. Any breach of the foregoing by a Seller Representative shall be deemed a breach by Seller and Company.

               (b) Seller and Company as promptly as practicable, and in any event within 24 hours, shall advise Purchaser orally and in writing of any proposal or offer from any third party concerning an Acquisition (an "Acquisition Proposal") or any request for information or inquiry which would reasonably lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Seller and Company will keep Purchaser informed in all respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In no event shall Seller or Company enter into any agreement or contract with a third party concerning an Acquisition.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          6.1 Access to Information. Company and Seller will afford Purchaser
              ---------------------
and its accountants, counsel and other representatives, and Purchaser will afford Company and Seller and their accountants, counsel and other representatives, reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company and Purchaser, respectively, during the period prior to the Closing to obtain all information concerning the business of Company and Purchaser, respectively, including the status of product development efforts, properties, results of operations and personnel of Company and Purchaser, as Purchaser and Company may reasonably request. No information or knowledge obtained by Purchaser or Company in any investigation pursuant to this Section 6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

          6.2 Public Disclosure. Purchaser, Seller and Company will consult with
              -----------------
each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

          6.3 Reasonable Efforts; Notification.
              --------------------------------

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in
Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

               (b) Seller and Company shall give prompt notice to Purchaser upon becoming aware that any representation or warranty made by Seller or Company contained in this Agreement has become untrue or inaccurate, or of any failure of Company or Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, that no such
                                         --------  -------
notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (c) Purchaser shall give prompt notice to Company upon becoming aware that any representation or warranty made by Purchaser contained in this Agreement has become untrue or inaccurate, or of any failure of Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the
              --------  -------
representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          6.4 Employee Benefits.
              -----------------

               (a) Neither Purchaser, Company nor any Acquired Entity will maintain, sponsor, participate in, or be obligated to contribute to any Employee Plan in which Company or Acquired Entity participated prior to the Closing Date. Seller shall satisfy any and all of Company's and obligations of any of the entities acquired by Purchaser and liabilities relating to, arising out of or resulting from its participation in the Employee Plans. Effective no later than the Closing Date, Company and any Acquired Entity shall cease to participate in those Employee Plans in which such entities participated prior to the Closing Date. From and after the Closing Date the Seller shall be solely responsible for all Benefits Liabilities (as defined below) arising under, resulting from or relating to the Employee Plans in which Company and the entities acquired by Purchaser participated prior to the Closing Date whether incurred before, on or after the Closing Date. From and after the Closing Date, Seller shall be solely responsible for any claim, suit or Benefit Liability arising from the termination of employment with the Company or any Acquired Entity of employees effected at or before the Closing Date in contemplation of or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to the extent that any such liability is not satisfied from the assets of an Employee Plan. "Benefits Liabilities" shall mean, with respect to any Employee Plan, any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued (except with respect to any obligations of Purchaser specifically described in this Agreement), and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any court or regulatory agency or administrative agency, order or consent decree or any award of any arbitrator of any kind, and those arising under contract, commitment or undertaking.

               (b) Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "Selling Group") will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the "M&A Qualified Beneficiaries"). Seller shall indemnify, defend and hold harmless Purchaser for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney's fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Seller's group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Purchaser with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Purchaser to offer continuation coverage to such M&A Qualified Beneficiaries.

               (c) Purchaser and Seller agree that all employees of Seller who accept employment by Purchaser and/or Company shall be transferred to Company effective as of the Closing Date. In addition, Seller shall assume all liabilities relating to, arising out of or resulting from the transfer of such individuals from Seller to Company.

               (d) 401(k) Plan. Effective as of the Closing Date, the Company
                   -----------
will adopt, for the benefit of its employees, a 401 (k) plan (the "New Company Plan") for the benefit of its employees. Following the Closing the parties, and the Trustees of the Old Company Plan and the New Company Plan, will cooperate to transfer, from the Old Company Plan to the New Company Plan, the Plan accounts and assets of those persons who were employees of the Company before the Closing and continue to be employees of the Company after the Closing, in a transfer which complies with Section 414(1)(1) of the Internal Revenue Code of 1986. Such cooperation by Seller shall include, but not be limited to, providing or causing other to provide information on the USI Insurance Services Corporation 401(k) Plan and Company (or any Acquired Entity) participants' account balances, vesting, outstanding loan balances and any additional information requested by Purchaser to effect such transfer of assets as soon as administratively feasible following the Closing.

          6.5 Third Party Consents. As soon as practicable following the date
              --------------------
hereof, Purchaser, Seller and Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          6.6 Non-Competition; Non-Solicitation.
              ---------------------------------

               (a) Seller agrees that for a period of two (2) years after the Closing, Seller and each entity that Seller directly (or indirectly through a controlled Affiliate) controls, including any entity acquired subsequent to the date hereof (Seller and each such entity a "Restricted Entity") shall not engage in Restricted Activity (as defined below), except as follows: (i) with regard to any Person that becomes an Affiliate of Seller by reason of an acquisition made by Seller after the date of this Agreement (excluding any acquisition in which Seller is the target), the Affiliate may have up revenues from Restricted Activity that constitute up to ten percent of such Affiliate's annual revenues, or if the Affiliate's revenues exceed such level, Seller will, within one year following the acquisition, by dispositions or otherwise, cause the revenues of the Affiliate to be reduced below such level; and (ii) Restricted Entities may engage in Restricted Activities, so long the aggregate annual revenue of all Restricted Entities from Restricted Activities in any year does not exceed three percent of Seller's total aggregate annual revenues for the year. "Restricted Activity" shall mean provision of the following services: employee self insured claims administration; coordination of and access to managed care networks and services; utilization review and case management; fully integrated pharmacy benefit manager; health and life carrier outsourcing services; compliance and privacy administration under COBRA and HIPAA; and as a medical services organization, providing back office administration for individual physician associations.

               (b) Seller agrees that for a period of 2 years after the Closing, Seller and each of its Restricted Entities shall not solicit for employment, attempt to hire or hire any employee listed in Section 2.20 of the Company Schedule; provided that the foregoing shall not prohibit Seller from hiring pursuant to a general solicitation of employment.

          6.7 Transitional Services Agreement. Seller agrees at the Closing to
              -------------------------------
enter into a Transitional Services Agreement with Purchaser in substantially the form attached hereto as Exhibit D.

          6.8 Intercompany Arrangements.
              -------------------------

               (a) Immediately prior to the Closing, without any further act required by any of the parties hereto, Seller shall cancel and terminate those payables and other Debt owed by Company to Seller as set forth in Section 6.8(a) of the Company Schedule and Company shall cancel and terminate those payables and other Debt owed by Seller to Company as set forth in Section 6.8(a) of the Company Schedule.

               (b) Other than agreements expressly provided for in this Agreement, Seller, on behalf of itself and its affiliates, and Purchaser, on behalf of itself and its affiliates, hereby acknowledge and agree that after the Closing Date, all agreements listed in Section 2.22(b) of the Company Schedule and any other agreements, contracts or arrangements (excluding payables and other Debt) between Seller on the one hand the Company or the Subsidiaries on the other hand shall terminate automatically as of the Closing Date, without any penalty or liability to Seller or Company. To the extent a terminated agreement contains any provision regarding penalties or liabilities upon a termination, the non-terminating party shall waive in full such penalties or liabilities in favor of the terminating party. Notwithstanding the foregoing, any arrangements between Seller on the one hand and Purchaser or Company on the other hand pursuant to the Transition Services Agreement shall not be subject to the provisions of this Section 6.8 and shall remain in full force and effect pursuant to the applicable terms set forth in the Transitional Services Agreement.

               (c) Prior to Closing, Seller shall payoff all outstanding payment obligations of Company and Subsidiaries as it relates to acquisitions made by Seller, Company or Subsidiaries prior to the date hereof ("Previous Acquisitions") and shall cause such obligations to be discharged and shall use diligence and good faith efforts to obtain from the appropriate third parties full releases in connection with any security agreements, guaranties or indemnities made by Company or Subsidiaries in favor of Seller, including but not limited to such security agreements, guaranties and indemnities in connection with Previous Acquisitions.

          6.9 Audit Assistance. After the Closing Date, Seller shall provide
              ----------------
reasonable assistance to Company, as Company or Purchaser may reasonably request, in preparing audited financial statements for Company for the fiscal years ended December 31, 1999, 2000, 2001 and 2002. Such assistance shall include and not be limited to access during Seller's normal business hours to the personnel, auditors and information, books and records of Seller of which are reasonably necessary to complete the audit of Company. Seller shall cooperate with Company and Purchaser in requesting that Seller's auditors provide the services to Company that are required by Company to prepare the audits described in this section, at the expense of Company and Purchaser.

          6.10 Insurance Coverage.
               ------------------

               (a) From the Closing Date until the second anniversary of the Closing Date, Seller shall maintain in effect at its expense, for the benefit of Purchaser as additional insured, with respect to the acts and omissions of Company's directors, officers, employees and agents occurring prior to the Closing Date, the existing policy(s) of coverage by Seller or Company as of the date of this Agreement (the "Existing Policies"); provided, however, that (i)
                                                  --------  -------
Seller may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) in lieu thereof Seller may purchase "tail" coverage in like amount and scope. Seller hereby acknowledges that (i) the Existing Policy (or any substitute policies) shall be available to Purchaser to satisfy Losses (as defined in Section 10.2) arising from Unknown Claims. Seller shall use reasonable and good faith efforts to have Purchaser and the Company named as additional insureds under Seller's primary errors and omissions policy, which provides coverage of up to $10 million, solely with regard to the acts or omissions specified above, provided Seller shall not be required to pay any additional premium or material fee.

          6.11 Reports. On the final day of each full calendar month end
               -------
occurring after the closing, Purchaser will deliver to Seller a summary revenue report setting forth Company's consolidated revenue for the immediately preceding calendar month (e.g. on July 1, Purchaser will delver to Seller Company's revenues for the month ending May 31st), and indicating changes thereto with regard to revenue sources from the prior calendar month.

          6.12 Purchaser to Use Seller Services. Purchaser shall, for a period
               --------------------------------
of two years following the Closing, obtain through or from Seller and its Affiliates property insurance, casualty insurance, workers compensation insurance, bond and surety insurance, non-qualified executive benefit plans services, life and disability insurance, 401k plan administration, risk management consulting services, and voluntary worksite marketing insurance products for Purchaser and its Affiliates; provided, however, that the terms upon which such products and services are made available to Purchaser and its Affiliates are not materially less favorable than the terms of other similar products and services available to them. Seller and Purchaser shall work together in good faith to structure and agree upon a commercial insurance program for Company, and the Transitional Agreement may include detailed provisions regarding the development and implementation of such program.

          6.13 Seller to Use Purchaser Services. Seller shall, for a period of
               --------------------------------
two years following the Closing, obtain employee self insured claims administration services from Purchaser or such Affiliate of Purchaser as Purchaser may designate, so long as Seller shall, during such period, be maintaining a self-insured program. During such period, Company shall provide such services in accordance with the pricing and other business terms, and at substantially similar service level standards and with the same performance measurements, as in effect for the services provided to Seller prior to Closing.

          6.14 Certain Employment Arrangements.
               -------------------------------

               (a) Purchaser, Company and Seller shall cooperate to have the Employment Agreement, pursuant to which Thomas Schulz provides services to Company, assigned and transferred to Seller or such of Seller's affiliates as Seller may designate, or terminated in such manner as Seller may reasonably request. Seller, and not Purchaser or Company, shall be responsible following the Closing Date to pay and perform any and all obligations of Company pursuant to such agreement.

               (b) Attached as Schedule 2 are (i) a list of certain employees of
                               ----------
Company, each of whom are entitled to severance payments pursuant to written agreements in the event his or her employment is terminated (the "Listed Employees") and (ii) the amount of severance potentially payable to each Listed Employee. In the event that a Listed Employee is terminated after the Closing and such termination results in severance payments to be paid by Purchaser, Company or Subsidiaries to such Listed Employee pursuant to an express provision for payment of severance in such Listed Employee's written employment agreement as in effect as of the Closing Date (the "Severance Payments"), the amount of the Severance Payments shall be taken into account in determining the Severance Adjustment Amount as provided in Section 1.8.

               (c) Prior to Closing, Seller shall assign to Company all rights, interests and obligations of Seller as set forth in that certain Employment Agreement dated January 1, 2000 between USIIS and James Pennington (the "Pennington Agreement") and, if necessary, Seller shall obtain the consent of Mr. Pennington for such assignment. Seller agrees that (i) the severance payments, (ii) change of control payments and (iii) any other payments triggered as a result of the transactions contemplated by the Agreement pursuant to an express provision set forth in the Pennington Agreement shall, in the event Purchaser or Company is obligated to pay any such payments to Mr. Pennington after the Closing Date, constitute Severance Payments to be taken into account in determining the Severance Adjustment Amount as provided in Section 1.8.

          6.15 Release of Seller. After the Closing, Purchaser shall use
               -----------------
diligent and good faith efforts to cause Seller and its affiliates to be released by third parties from any obligations in respect of capital leases or any other obligations of Company that are guaranteed by Seller or its affiliates, including offering to substitute Purchaser's guaranty for that of Seller.

          6.16 Litigation Cooperation. Purchaser agrees to use all reasonable
               ----------------------
efforts to cause Company and its employees to cooperate fully with Seller following the Closing Date with respect to all litigation and other matters for which Seller is responsible pursuant to this Agreement, provided that Company and its employees shall be reimbursed by Seller for all out-of-pocket expenses incurred by Company and its employees as a result of such cooperation.

          6.17 Stanis P&C Business. Following Closing, Company shall continue to
               -------------------
place the property and casualty insurance business (the "P&C Business") produced by James Stanis through USI Northeast, Inc., and USI shall continue to make payments to Company in respect thereof in amounts commensurate with past practice, subject to proportionate reduction for lost P&C Business. If Purchaser or any of its Affiliates places any account included in such P&C Business other than through a subsidiary of USI, either directly or indirectly, Purchaser shall pay to USI in respect the account an amount equal to one times commission revenue on the account for the prior year, payable quarterly in arrears over a two year period, provided that Purchaser shall not pay such amount to USI if the customer or client underlying such account moves its P&C Business to another insurance broker not affiliated with Purchaser and from which no commission or other amount is received by Purchaser or its affiliates. The parties may, at the Closing, execute and deliver an agreement specifying in more detail the manner in which the foregoing arrangements will be handled.

          6.18 USI Payable. Company shall pay and Purchaser shall cause Company
               -----------
to pay to USI any USI Payable (as defined in Section 6 of Schedule 1) on the day
                                                          ----------
which is thirteen (13) months following the Closing Date.

          6.19 AGE Receivables. Seller shall purchase from Company upon Closing,
               ---------------
upon the terms and conditions set forth below, those receivables from insurance carriers which relate to premium overpayments and which are, as of the Effective Time, more than twelve (12) months overdue, which receivables were previously transferred to Company by Association Growth Enterprises, Inc. (the "AGE Receivables"). Upon the Closing, Company shall deliver to Seller a bill of sale for such receivables, without guaranty of collectibility, covering the AGE Receivables, and Seller shall pay to Company $1,250,000 in respect of the AGE Receivables.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

          7.1 Conditions to Obligations of Each Party. The respective
              ---------------------------------------
obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the conditions that no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making illegal the transactions contemplated by this Agreement or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

          7.2 Additional Conditions to Obligations of Company and Seller. The
              ----------------------------------------------------------
obligation of Company and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

               (a) Representations and Warranties. Each representation and
                   ------------------------------
warranty of Purchaser contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Purchaser, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause
(A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and, instead, the materiality standard set forth in part (A) above shall be given effect). In the event that Purchaser shall have made any update of or modification to the Purchaser Schedule after the date of this Agreement, (i) Company and Seller may, if such update or modification causes any representation or warranty not to meet the standard set above forth in this Section, deem the condition provided in this Section not to be satisfied and decline to close the transactions contemplated by this Agreement, or (ii) if company and Seller elect to close, the updated or modified schedule shall be deemed substituted for the schedule attached to this Agreement. Company and Seller shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser.

               (b) Agreements and Covenants. Purchaser shall have performed or
                   ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Purchaser by an authorized officer of Purchaser.

               (c) No Material Adverse Effect. No Material Adverse Effect with
                   --------------------------
respect to Purchaser shall have occurred since the date of this Agreement.

               (d) Consents. Company shall have obtained all consents, waivers
                   --------
and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 7.2(d).

               (e) Transitional Services Agreement. Purchaser shall have entered
                   -------------------------------
into the Transitional Services Agreement in substantially the form attached hereto as Exhibit D.
          ---------

               (f) Legal Opinion. Seller shall have received a legal opinion
                   -------------
from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Purchaser, in substantially the form attached hereto as Exhibit E.
                                                           ---------

          7.3 Additional Conditions to the Obligations of Purchaser. The
              -----------------------------------------------------
obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

               (a) Each representation and warranty of Company and Seller contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company, (B) for changes contemplated by this Agreement and
(C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word

"material" or similar phrases contained in such representations and warranties shall be disregarded and, instead, the materiality standard set forth in part
(A) above shall be given effect). In the event that Company or Seller shall have made any update of or modification to the Company Schedule after the date of this Agreement, (i) Purchaser may, if such update or modification causes any representation or warranty not to meet the standard set above forth in this Section, deem the condition provided in this Section not to be satisfied and decline to close the transactions contemplated by this Agreement, or (ii) if Purchaser elects to close, the updated or modified schedule shall be deemed substituted for the schedule attached to this Agreement. Purchaser shall have received a certificate with respect to the foregoing signed on behalf of Company by its Chief Executive Officer and on behalf of Seller by an authorized officer.

               (b) Agreements and Covenants. Company, USICM, TPAI and USIPBM and
                   ------------------------
Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Purchaser shall have received a certificate to such effect signed on behalf of each of USICM, TPAI and USIPBM by its Chief Executive Officer and on behalf of Seller by an authorized officer.

               (c) No Material Adverse Effect. No Material Adverse Effect with
                   --------------------------
respect to Company or its Subsidiaries shall have occurred since the date of this Agreement.

               (d) Consents. Company shall have obtained all consents, waivers
                   --------
and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 7.3(d).

               (e) Transitional Services Agreement. Seller and Company shall
                   -------------------------------
have entered into the Transitional Services Agreement in substantially the form attached hereto as Exhibit D.
                   ---------

               (f) Legal Opinion. Purchaser shall have received a legal opinion
                   -------------
from Steinhart & Falconer, LLP, legal counsel to Seller, in substantially the form attached hereto as Exhibit F.
                        ---------

               (g) Financials. At least 2 days prior to Closing Date, Purchaser
                   ----------
shall have received a copy of the consolidated audited financial statements for Seller for the year ended December 31, 2001.

                                  ARTICLE VIII

                                   TAX MATTERS

          8.1 Definition of Taxes. For the purposes of this Agreement, "Tax" or
              -------------------
"Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts,

(ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 8.1 as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 8.1 as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity. For purposes of this Article VIII, unless otherwise indicated, each reference to Company shall be deemed to be a reference to each of USICM, TPAI and USIPBM and to each Subsidiary, and each representation and warranty or covenant of or with respect to Company shall be deemed to be a representation and warranty or covenant of or with respect to each of USICM, TPAI and USIPBM and to each Subsidiary.

          8.2 Tax Representations. Seller and Company represent and warrant to
              -------------------
Purchaser as set forth below:

               (a) Company (or Seller on behalf of Company) has (i) timely filed within the time period for filing or any extension granted with respect thereto all applicable federal, state, local, foreign and other returns, declarations, reports, claims for refund, or information statements relating to Taxes including any schedule attached thereto and any amendment thereto ("Returns") required to be filed relating to or pertaining to any and all Taxes attributable to, levied or imposed upon, or incurred in connection with Company and such Returns are true and correct and have been completed in accordance with applicable law, and (ii) timely paid all such Taxes due and payable prior to the Closing Date.

               (b) With respect to Company, (i) there are not pending or threatened in writing any audits, investigations, examinations, assessments, adjustments, asserted deficiencies or claims for Taxes and (ii) there are (and immediately after the Closing there will be) no Encumbrances for Taxes upon any assets of Company other than for Taxes not yet due and payable.

               (c) Company is not delinquent in the payment of its Taxes.

               (d) Seller has not requested any extension of time within which to file any Returns related to Company in respect of any taxable period which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding.

               (e) Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all employment, FICA, FUTA and other Taxes and similar amounts required to be so withheld and paid over under all applicable laws.

               (f) No power of attorney for Taxes has been granted with respect to Company.

          8.3 Section 338(h)(10) Elections.
              ----------------------------

               (a) In connection with the purchase from Seller of each of the USICM Common Stock, the TPAI Common Stock and the USPBM Common Stock for the consideration pursuant to the terms of this Agreement (such purchases and, for purposes of this Section 8.3, the resulting purchases of the Subsidiaries, collectively, the "Acquisition") (i) if requested by Purchaser, with respect to the Acquisition, Seller shall join with Purchaser in making timely elections under Section 338(h)(10) of the Code and any corresponding elections under state and local Tax laws (collectively, the "Election"), (ii) Seller and Purchaser shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, Returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338 of the Code or any successor provisions (and all corresponding state and local Tax laws) for the Acquisition if Purchaser has determined to make the Election and (iii) Seller and Purchaser shall report the Acquisition pursuant to this Agreement consistent with such Election. For the elimination of doubt, Purchaser must make the Election either: (a) as to all of USICM, TPAI and USIPBM, USI Benefit Group, Inc., USI Administrators, Inc., Select Providers, Inc. (and not any other subsidiary or affiliate of Company or Seller); or (b) as to none of such corporations. Purchaser agrees to notify Seller within six (6) months following the Closing Date as to whether or not Purchaser intends to make the Election.

               (b) In connection with such Election, as soon as practicable after Closing Purchaser shall provide to Seller a schedule which sets forth the proposed allocation of the Purchase Price among the assets of Company. Such proposed allocation shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury regulations. Seller and Purchaser shall cooperate in good faith to agree promptly to such proposed allocation, and will file all relevant Tax Returns in accordance with such allocation if finally agreed upon.

               (c) Any adjustment to the Purchase Price pursuant to Section 1.7 (Post Closing Revenue Adjustment) or adjustment to the Purchase Price or payment in respect of an indemnity claim by Purchaser pursuant to Sections 8.6 (Tax Indemnity) or 10.2 (Indemnification by Seller) shall be treated for all Tax purposes as an adjustment to the purchase price. With regard to the beneficial ownership interest of TPAI in USI Brokerage Services, Inc. described in Section 2.2(b) of the Company Schedule, the parties agree that such interest has no equity value, that such interest shall be transferred pursuant to the transaction contemplated by this Agreement for no consideration and that no portion of the Purchase Price will be allocated to such interest.

          8.4 FIRPTA Certificate. At or prior to the Closing, Seller shall
              ------------------
provide Purchaser with a certificate described in Treasury regulations Section 1.1445-2(b)(2) to the effect that, as contemplated by such certificate, Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury regulations).

          8.5 Tax Returns.
              -----------

               (a) Subject to each Parties' obligation to make payment pursuant to Section 8.6 of this Agreement, Seller shall prepare and file (or cause to be prepared and filed) on a timely basis all Returns with respect to Company for all taxable periods ending on or before the Closing Date. Such Returns shall be prepared in a manner consistent with past practice.

               (b) Subject to each Parties' obligation to make payment pursuant to Section 8.6 of this Agreement, Purchaser shall prepare and file (or cause to be prepared and filed) on a timely basis all Returns with respect to Company for periods ending after the Closing Date. Seller shall have the right to review and comment on all Returns filed by Purchaser for any Pre-Closing Period included in a Straddle Period (as defined in Section 8.6(a)), which Returns shall be prepared in a manner consistent with past practice. Purchaser shall provide Seller such Returns at least ten (10) business days before each such Return is due to be filed.

          8.6 Tax Indemnity.
              -------------

               (a) Seller shall indemnify, defend and hold harmless Purchaser from and against and in respect of and shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes whensoever arising with respect to or relating to Company that are attributable to any taxable period ending on or prior to the Closing Date (including but not limited to all Taxes resulting from any Election) and, in the case of a taxable period that includes, but does not end on the Closing Date (a "Straddle Period"), the portion of such taxable period that ends on the Closing Date (such taxable periods or portions thereof the "Pre-Closing Period"), (ii) any and all Taxes of Seller or any subsidiaries or Affiliates thereof other than Company, whensoever arising, regardless of the period to which such Taxes relate, imposed on Company arising out of Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state, local or subnational law or Taxes of such entities for which Company is otherwise liable, (iii) any and all Taxes arising out of or constituting a breach of any representation, warranty, or covenant of the Seller or Company contained in this
Article VIII; provided that no indemnity shall be provided by Seller for Taxes resulting from any transaction of Company, not including the Acquisition or Election, occurring on the Closing Date after the Closing. The foregoing items
(i) through (iii) shall collectively be referred to herein as "Seller's Taxes". For purposes of any Straddle Period, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits, exclusive of the amount by which they are increased or decreased as a result of the transactions contemplated hereby, and which are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. If there is an indemnification obligation under this Section and there is a correlative adjustment which makes allowable to Purchaser, any of its Affiliates or, following the Closing, Company, any deduction, amortization, exclusion from income or other allowance which produces an actual Tax savings or actual reduction in such Person's Tax liability after taking into account such indemnity payments which would not, but for such adjustment, be allowable, then this indemnification obligation shall be reduced by the net present value of such amount.

               (b) Purchaser shall indemnify, defend and hold harmless Seller and its affiliates from and against and in respect of and shall be responsible for and shall timely pay or cause to be paid (i) any and all Taxes with respect to Company, that are attributable to any taxable period commencing after the Closing and, in the case of a Straddle Period, the portion of such taxable period that begins on the day after the Closing Date and all other Taxes imposed on Company which are not Seller's Taxes ("Purchaser's Taxes") and (ii) any losses incurred by Seller attributable to a breach of any covenant of Purchaser contained in this Article VIII.

               (c) If Purchaser or any Affiliate files any Return which includes payment of Seller's Taxes, Seller shall reimburse Purchaser for such Seller's Taxes within ten (10) days following written notice that payment of such amounts to the appropriate Tax authority is due, provided that payment shall not be required earlier than two (2) days before it is due to the appropriate Tax authority. If Seller files any Return which includes payments of Purchaser's Taxes, Purchaser shall reimburse Seller for such Purchaser's Taxes within ten
(10) days following written notice that payment of such amounts to the appropriate Tax authority is due, provided that payment shall not be required earlier than two (2) days before it is due to the appropriate Tax authority. Seller shall timely provide to Purchaser all information and documents within the possession of Seller (or their auditors, advisors or Affiliates) and signatures and consents necessary for Purchaser to properly prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any Tax Proceeding (as defined in Section 8.9(a)). Purchaser shall timely provide to Seller all information and documents within its possession or the possession of its auditors, advisors or affiliates and signatures and consents necessary for Seller properly to prepare and file the Returns described in the second preceding sentence or in connection with the determination of any Tax liability or any Tax Proceeding. Each party hereto shall reasonably cooperate (at their own expense) with the other party to obtain other information or documents necessary or appropriate to prepare and file Returns or elections or necessary or appropriate in connection with the determination of any Tax liability or any Tax Proceeding.

               (d) Notwithstanding any other provision of this Agreement, indemnity obligations for Taxes, Tax Proceedings (as defined in Section 8.9(a)) and other Tax matters shall be handled as provided in this Article VIII.

          8.7 Refunds and Credits. All refunds or credits of Seller's Taxes
              -------------------
(other than refunds or credits of Taxes shown on the Effective Date Balance Sheet) shall be for the account of Seller. All refunds or credits of Purchaser's Taxes and Taxes shown on the Effective Date Balance Sheet shall be for the account of Purchaser. Following the Closing, Purchaser shall cause any such refunds or credits due Seller pursuant to this section to be promptly forwarded to Seller after receipt or realization thereof by Purchaser, and Seller shall promptly forward (or cause to be forwarded) to Purchaser any refunds or credits due to Purchaser pursuant to this section after receipt or realization thereof by Seller. Purchaser shall, if Seller so requests, cause Company to file for and use its commercially reasonable efforts to obtain the receipt of any refund to which Seller is entitled.

          8.8 Termination of Tax Sharing Agreements. Seller hereby agrees and
              -------------------------------------
covenants that there are and will be no obligations relating to Company pursuant to any Tax sharing agreement or any similar arrangement in effect at any time before or on the Closing Date, and any further obligations that might otherwise have existed thereunder shall be extinguished as of the Closing Date.

          8.9 Conduct of Audits and Other Procedural Matters.
              ----------------------------------------------

               (a) Seller shall, at its own expense, control any audit, investigation or examination by any Taxing authority, and have the right to initiate any claim for refund, and to contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Tax Proceedings") for any taxable period of Company ending on or before the Closing Date. Purchaser shall, at its own expense, control any audit or examination by any Taxing authority, and have the right to initiate any claim for refund or amended return, any contest, resolve and defend against any Tax Proceeding for any taxable period beginning after the Closing Date.

               (b) In the case of any Tax Proceedings relating to any Straddle Period, Purchaser and Seller shall jointly control such Tax Proceedings and shall consult in good faith with each other as to the conduct of such Tax Proceedings. Each party shall pay its own costs, including legal costs, of conducting such Tax Proceedings; provided, however, that either party may
                                 --------  -------
instead elect to pay or cause to be paid to the other the allocable amount of the applicable Taxes that constitute its Taxes (which amount shall not be less than the portion allocable to it hereunder of the Tax as asserted by the applicable Taxing authority) including any interest, penalties, or additions thereto asserted in such Tax Proceeding. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Proceedings which the requesting party controls.

               (c) Each party shall promptly forward to the other all written notifications and other written communications from any Taxing authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party or which may affect the Taxes of another party and shall not enter into any closing agreement or final settlement with any Taxing authority with respect to any such liability without the written consent of the indemnified or affected parties, which consent shall not be unreasonably withheld.

               (d) The failure by a party to provide timely notice under this subsection shall not relieve the other party from its obligations under this
Section 8.9 with respect to the subject matter of any notification not timely forwarded, unless and to the extent that the other party can demonstrate that the other party has suffered an economic detriment because of such failure to provide notification in a timely fashion.

          8.10 Assistance and Cooperation. Each of Seller and Purchaser (and
               --------------------------
their respective Affiliates) shall at their own expense:

               (a) assist the other party in preparing any Returns which such other party is responsible for preparing and filing in accordance with this
Article VIII;

               (b) cooperate fully in preparing for any audits of, or disputes with Taxing authorities regarding, any Returns relating to Company;

               (c) make available to the other and to any Taxing authority as reasonably requested all information, records, and documents relating to Taxes concerning Company;

               (d) make available to the other and to any Taxing authority as reasonably requested employees and independent auditors to provide explanations and additional information relating to Taxes concerning Company;

               (e) provide timely notice to the other in writing of any pending or threatened Tax audits, assessments or Tax Proceedings with respect to Company for taxable periods for which the other may have a liability under this Article VIII;

               (f) furnish the other with copies of all correspondence received from any Taxing authority in connection with any Tax audit or Tax Proceedings with respect to any taxable period for which the other may have a liability under this Article VIII; and

               (g) retain any books and records that could reasonably be expected to be necessary or useful in connection with Purchaser's or Seller's preparation, as the case may be, of any Return, or for any Tax Proceeding. Such books and records shall be retained until the expiration of the applicable statute of limitations (including extensions thereof to the extent the party has been notified thereof); provided, however, that in the event a Tax Proceeding has been instituted prior to the expiration of the applicable statute of limitations (or in the event of any claim under this Agreement), the books and records shall be retained until there is a final determination thereof (and the time for any appeal has expired).

          8.11 Survival. Notwithstanding anything in this Agreement to the
               --------
contrary, the provisions of this Article VIII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

          9.1 Termination. This Agreement may be terminated at any time prior to
              -----------
the Closing Date:


               (a) by mutual written consent duly authorized by the Boards of Directors of Purchaser and Seller;

               (b) by either Seller or Purchaser if the Closing shall not have been consummated by April 16, 2002 for any reason;

               (c) by either Seller or Purchaser if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

               (d) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; or

               (e) by Purchaser, upon a breach of any representation, warranty, covenant or agreement on the part of Company or Seller set forth in this Agreement, or if any representation or warranty of Company or Seller shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue.

          9.2 Notice of Termination; Effect of Termination.
              --------------------------------------------

               (a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of either Purchaser or Seller, as terminating party, to the other. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2,
Section 9.3 and Article X (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. .

               (b) In the event the Agreement is terminated (i) by either Purchaser or Seller pursuant to Section 9.1 (b) or 9.1 (c) or (ii) by Seller pursuant to Section 9.1(d), Seller shall retain the Signing Payment as liquidated damages (and not a penalty) and Seller and Company shall have no further claims for indemnification, damages, losses or otherwise against Purchaser in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Seller shall promptly return the Signing Payment to Purchaser, and Purchaser shall retain all rights, remedies and privileges related to breach of contract against Seller, including claims for damages and injunctive relief in the event (i) Purchaser certifies in writing to Seller that Purchaser has, and Purchaser has in fact, satisfied its conditions to Closing and is prepared to purchase the Shares from the Seller and Seller refuses to sell the Shares to Purchaser or (ii) Purchaser declines to close the transaction contemplated by this Agreement pursuant to Section 7.3(a) as it relates to modifications or updates of the Company Schedule.

          9.3 Fees and Expenses. All fees and expenses (including all legal
              -----------------
fees, finder fees and advisory fees) incurred in connection with this Agreement and the transactions contemplated hereby by Purchaser shall be paid by Purchaser whether or not the sale of the Shares to Purchaser is consummated and all fees and expenses (including all legal fees, finder fees and advisory fees) incurred in connection with this Agreement and the transactions contemplated hereby by the Seller and Company shall be paid by the Seller whether or not the sale of the Shares to Purchaser is consummated.

          9.4 Amendment. Subject to applicable law, this Agreement may be
              ---------
amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Purchaser, Seller and Company.

          9.5 Extension; Waiver. At any time prior to the Closing Date, any
              -----------------
party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                    ARTICLE X

                               GENERAL PROVISIONS

          10.1 Survival of Representations and Warranties.
               ------------------------------------------

               (a) The representations and warranties of Seller and Company contained in this Agreement, and all statements contained in this Agreement, the Company Schedule and any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "Acquisition Documents"), shall survive the Closing for a period of twelve months; provided, however, that the representations and warranties contained in
Section 2.15(b) shall survive the Closing for a period of twenty-four months and that the representations and warranties contained in Sections 2.18 and 2.25 shall survive in accordance with the applicable statue of limitations, that the representations and warranties contained in Section 2.7, Section 2.8 and Section
2.9 shall survive indefinitely and that the obligations under Article VIII shall survive as provided therein.

               (b) The representations and warranties of Purchaser contained in this Agreement, Purchaser Schedule and any certificate delivered pursuant to the Acquisition Documents shall survive the Closing for a period of twelve months. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then the relevant representations and warranties shall survive as to such claim, until such claims has been finally resolved.

          10.2 Indemnification by Seller.
               -------------------------

               (a) From and after the Closing, Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns (each a "Purchaser") shall be indemnified and held harmless, jointly and severally, by Seller for any and all liabilities, losses, damages, claims, costs (including business interruption costs) and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any action brought or otherwise initiated by any of them) (hereinafter a "Loss" and in the aggregate the "Losses"), arising out of or resulting from: (i) the breach of any representation or warranty made by Company or Seller contained in the Acquisition Documents, (ii) any nonfulfillment in any material respect of any covenant, agreement or other obligation of Company or Seller set forth in the Acquisition Documents, (iii) any Losses related to claims or proceedings by Governmental Entities and quasi-Government Entities involving a violation of law by Company or any of its affiliates, including Seller, prior to the Closing, (iv) any Losses arising out of or related to Unknown Claims occurring during the period that the warranty given pursuant to Section 2.15 survives, as specified in Section 10.1, (v) any Losses related to Benefits liabilities of Seller or any of Seller's ERISA Affiliates ("ERISA Liabilities") and (vi) those items disclosed on Section 2.15 of the Company Schedule. For the purposes of determining whether there has been a breach of any representation or warranty made by Company or Seller, all "Material Adverse Effect" qualifications and other qualifications based on the word material or similar phrases shall be disregarded.

               (b) A Purchaser Indemnified Party shall give Seller notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligation and liabilities of Seller under this Section 10.2 with respect to Losses arising from claims of any third party ("Third Party Claims") which are subject to the indemnification provided for in this Section 10.2 shall be governed by and contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give Seller notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not
        --------  -------
release Seller from any of its obligations under this Section 10.2 except to the extent Seller is materially prejudiced by such failure and shall not relieve Seller from any other obligation or liability that it may have to any Purchaser Indemnified Party otherwise than under this Section 10.2. If Seller acknowledges in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within ten (10) days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a
--------  -------
conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party, in its reasonable and good faith determination, for the same counsel to represent both the Purchaser Indemnified Party and Seller, then the Purchaser Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of Seller. If Seller exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with Seller in such defense and make available to Seller, at Seller's expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by Seller. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, Seller shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at Seller's expense, all such witnesses, records, materials and information in Seller's possession or under Seller's control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim pursuant to which any Purchaser Indemnified Party is required to bear any amount paid in settlement or admit liability may be settled by Seller without the prior written consent of the Purchaser Indemnified Party, which shall not be unreasonable withheld.

               (c) Seller shall not have any obligation to indemnify the Purchaser Indemnified Parties pursuant to Sections 10.2(a) and (b) unless the aggregate amount of all Losses arising under Section 10.2 (excluding claims based on fraud, willful misconduct, intentional misrepresentation, breaches of the representations and warranties in Section 2.7, 2.8 and 2.9, breaches of the covenants in Section 6.14, Unknown Claims and ERISA Liabilities) exceeds $250,000, in which case the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 10.2 only to the extent to which such Losses exceed $250,000. The total maximum aggregate indemnification liability of Seller for any Losses arising under Sections 10.2(a) and (b) (excluding claims based on fraud, willful misconduct, intentional misrepresentation, breaches of the representations and warranties in Section 2.7, 2.8 and 2.9, breaches of the covenants in Section 6.14 and ERISA Liabilities, and subject to the proviso below, Unknown Claims) shall not exceed the Deferred Payment Amount plus any recoveries under Insurance Policies (the "General Indemnification Cap"); provided, however, that if and to the extent that the total maximum aggregate indemnification liability of Seller for any Losses arising under Sections 10.2(a) and (b) exceeds the General Indemnification Cap by reason of any Losses attributable to Unknown Claims, Seller's indemnification liability shall extend to Losses from Unknown Claims above the General Indemnification Cap in an additional amount not greater that the excess of (i) $13,000,000 plus any recoveries under Insurance Policies over (ii) the General Indemnification Cap. There shall be no limit on Seller's indemnity obligations to Purchaser with respect to any Losses associated with claims based on fraud, willful misconduct, intentional misrepresentation, breaches of representations and warranties in Sections 2.7, 2.8 and 2.9 and ERISA Liabilities, and as provided in Article
VIII. Notwithstanding anything to the contrary herein, Seller's indemnity obligation shall exclude the effect of any breach of a warranty or covenant if the loss attributable to such breach was taken into account in the Effective Date Balance Sheet.

               (d) From and after the Closing, in the absence of fraud, willful misconduct or intentional misrepresentation ("Excepted Claims"), the sole and exclusive remedy of Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns against Seller or any of its affiliates, officers, directors, employees, agents, successors and assigns with respect to any and all claims relating to the Acquisition Documents shall be pursuant to the indemnification provisions set forth in this Section 10.2. All Losses subject to indemnification claims pursuant to this Section 10.2 may, at the sole discretion of Purchaser, be satisfied by (i) a direct claim against Seller or (ii) a deduction of the Deferred Payment Amount by offsetting an amount equal to such Losses from the principal and accrued interest on the Promissory Note, provided that Losses associated with Unknown Claims shall first be satisfied by seeking recovery under the Insurance Policies, and to the extent such Insurance Policies are no longer available to satisfy the full amount of such Losses or coverage is denied wholly or partially, by a direct claim against Seller for indemnification hereunder or by offsetting an amount equal to such Losses from the principal and accrued interest on the Promissory Note.

          10.3 Indemnification by Purchaser.
               ----------------------------

               (a) From and after the Closing, Seller and its affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") shall be indemnified and held harmless, jointly and severally, by Purchaser for any and Losses arising out of or resulting from: (i) the breach of any representation or warranty made by Purchaser contained in the Acquisition Documents, (ii) any nonfulfillment in any material respect of any covenant, agreement or other obligation of Purchaser set forth in the Acquisition Documents and (iii) any Losses related to claims or proceedings arising from actions taken by Company or Subsidiary or the operation of their business after the Closing Date (excluding any Loss for which Seller is required to indemnify Purchaser pursuant to Sections 10.2(a) or 10.2(b)). All losses subject to indemnification claims pursuant to this Section 10.3 shall be satisfied by a direct claim against Purchaser.

               (b) A Seller Indemnified Party shall give Purchaser notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligation and liabilities of Purchaser under this Section 10.3 with respect to Losses arising from Third Party Claims subject to the indemnification provided for in this Section 10.3 shall be governed by and contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, the Seller Indemnified Party shall give Purchaser notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide
                                  --------  -------
such notice shall not release Purchaser from any of its obligations under this
Section 10.3 except to the extent Purchaser is materially prejudiced by such failure and shall not relieve Purchaser from any other obligation or liability that it may have to any Seller Indemnified Party otherwise than under this
Section 10.3. If Purchaser acknowledges in writing its obligation to indemnify the Seller Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then Purchaser shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Seller Indemnified Party within ten (10) days of the receipt of such notice from the Seller Indemnified Party; provided, however, that if there exists or is reasonably
                   --------  -------
likely to exist a conflict of interest that would make it inappropriate in the judgment of the Seller Indemnified Party, in its reasonable and good faith determination, for the same counsel to represent both the Seller Indemnified Party and Purchaser, then the Seller Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Seller Indemnified Party determines counsel is required, at the expense of Purchaser. If Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with Purchaser in such defense and make available to Purchaser, at Purchaser's expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party's possession or under the Seller Indemnified Party's control relating thereto as is reasonably required by Purchaser. Similarly, in the event the Seller Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at Purchaser's expense, all such witnesses, records, materials and information in Purchaser's possession or under Purchaser's control relating thereto as is reasonably required by the Seller Indemnified Party. No such Third Party Claim pursuant to which any Seller Indemnified Party is required to bear any amount paid in settlement or admit liability may be settled by Purchaser without the prior written consent of the Seller Indemnified Party, which shall not be unreasonably withheld.

          10.4 Notices. All notices and other communications hereunder shall be
               -------
in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

               (a) if to Purchaser, to:

                    CBCA Inc.
                    475 Fourteenth Street, Suite 800
                    Oakland, CA 94612
                    Attention: Chief Financial Officer
                    Telephone No.: (510) 302-1226
                    Telecopy No.: (510) 302-0112

                    with a copy to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, California 94304-1050
                    Attention: Jeffrey D. Saper, Esq.
                    Telephone No.: (650)493-9300
                    Telecopy No.: (650) 493-6811

               (b) if to Seller or Company, to:

                    U.S.I. Holdings Corporation
                    50 California Street, 24th Floor
                    San Francisco, CA 94111
                    Attention: General Counsel
                    Telephone No.: (415) 983-0100
                    Telecopy No.: (415) 983-0101

                    with a copy to:

                    Steinhart & Falconer, LLP
                    333 Market Street, Suite 3200
                    San Francisco, CA 94105
                    Attention: Donald Archer, Esq.
                    Telephone No.: (415) 777-3999
                    Telecopy No.: (415) 442-0856

          10.5 Interpretation.
               --------------

               (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

               (b) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole.

               (c) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          10.6 Counterparts. This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

          10.7 Entire Agreement; Third Party Beneficiaries. This Agreement and
               -------------------------------------------
the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including Company Disclosure Schedule and the Purchaser Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

          10.8 Severability. In the event that any provision of this Agreement,
               ------------
or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          10.9 Other Remedies; Specific Performance. Except as otherwise
               ------------------------------------
provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.10 Governing Law. This Agreement shall be governed by and construed
                -------------
in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

          10.11 Rules of Construction. The parties hereto agree that they have
                ---------------------
been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          10.12 Assignment. No party may assign either this Agreement or any of
                ----------
its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          10.13 WAIVER OF JURY TRIAL. EACH OF SELLER, COMPANY, AND PURCHASER
                --------------------
HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER, COMPANY, OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                         CBCA INC.


                                         By: /s/ George D. Pillari
                                             -----------------------------------
                                         Name:  George D. Pillari
                                               ---------------------------------
                                         Title:  Chairman & CEO
                                                --------------------------------


                                         U.S.I. HOLDINGS CORPORATION


                                         By:  /s/ David L. Eslick
                                             -----------------------------------
                                         Name:   David L. Eslick
                                               ---------------------------------
                                         Title:  Chairman, President & CEO
                                                --------------------------------


                                         U.S.I. INSURANCE SERVICES CORP.


                                         By:  /s/ David L. Eslick
                                             -----------------------------------
                                         Name:  David L. Eslick
                                               ---------------------------------
                                         Title:  Chairman, President & CEO
                                                --------------------------------


                                         U.S.I. CARE MANAGEMENT, INC.


                                         By:  /s/ Ernest Newborn II
                                             -----------------------------------
                                         Name:   Ernest Newborn
                                               ---------------------------------
                                         Title:   Secretary
                                                --------------------------------

                    [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

                                         TEXAS PROFESSIONAL
                                         ADMINISTRATORS, INC.


                                         By: /s/ Ernest Newborn II
                                             -----------------------------------
                                         Name:   Ernest Newborn II
                                               ---------------------------------
                                         Title:  Secretary
                                                --------------------------------


                                         U.S.I. PRESCRIPTION BENEFITS
                                         MANAGEMENT CO.


                                         By: /s/ Ernest Newborn II
                                             -----------------------------------
                                         Name: Ernest Newborn II
                                               ---------------------------------
                                         Title:  Secretary
                                                --------------------------------

                    [STOCK PURCHASE AGREEMENT SIGNATURE PAGE]

                                   Schedule 1
                                   ----------

                                   PROCEDURES

1.   Company Revenue Recognition

Group/Life
----------

The Group/Life fees are recorded on a cash basis in all regions except Northeast. The Northeast records all Stop Loss, Life and LTD commissions in the month they are earned based upon monthly due date within the respective policy.

TPAI Fees
---------

The fees related to TPAI revenue are recorded on an accrual basis. They are recorded in the month the services are provided.

Interest Income
---------------

Interest income is recorded on an accrual basis in the month it is earned based upon bank statement credit.

Other Income
------------

Other income consist of Rx Rebates, Broker Fees, Outside PPO Fees and other miscellaneous sources of revenue. Rx Rebates are accrued into income based upon an estimate of the monthly level of rebate recoverable or prescriptions filled (i.e. sold) to the customers during the applicable month. Brokerage fees which are principally related to GA and MGA type services out of the Fort Worth office are earned into income as commissions are collected. Outside PPO fees are accrued on a monthly basis, based upon contractual fee schedules and the monthly level of client usage of the networks. The Rx Rebates, Broker Fees and Outside PPO Fees are recorded on an accrual basis in the month they are earned. The other miscellaneous sources of revenue are recorded on a cash basis.

AGE TPAI Fees
-------------

The AGE TPAI Fees and Commissions are recorded into revenue as commissions are received from the carriers. In addition, the Company also records an average 90 day revenue accrual on the books as most of the commission is deemed earned from the insurance sale at the effective date of coverage for voluntary or supplemental product sales. The majority of the commission received (approximately 80% where Company provides TPAI services and 100% on products where the Company does not) require minimal customer service after the coverage is placed. The Company reduces its revenue accrual by an attrition allowance for cancellations using an approach similar to brokerage operations for this type of product. Historically, the annualized premium for these policies was applied against a persistency rate of 75.0% to 88.5% supported by renewal statistics to come up with an annualized revenue amount. The Company has recently adopted a much more conservative practice of setting up an average 90 day accrual on the books which represents a 33.3% persistency rate due to the difficult task of matching individual policy receipts to the month that the revenue was accrued and to give allowance to the fact that some of the revenue on certain products (ex. Champus) is for TPAI services to be provided during the policy period. The annual revenue received is divided by 12 to come up with a monthly revenue amount. The monthly revenue is multiplied by three, representing approximately 90 days of income which the Company feels is a very conservative estimate of the income earned for this block of business. As the size of the block fluctuates up or down so does the receivable that is recorded.

2.   Revenue

     "Revenue" means net commissions and fees plus other revenues computed consistent with GAAP and past practice of Company. The Company's past practices include the appropriate recognition of revenue consistent with GAAP and the recognition of revenue on a gross or net basis as may be required by GAAP.

3.   Adjustments to Effective Date Balance Sheet

For the purpose of calculating the Working Capital Shortfall only, the Effective Date Balance Sheet will exclude from Current Liabilities those liabilities associated with accrued vacation and sick time for the period from January 1, 2002 through March 31, 2002 and shall include as a Current Liability accruals and liabilities for vacation, sick time, sabbatical or similar liabilities for any other period (i.e. carryover vacation time or sick time from prior or other periods).

4.   Absence of Material Liabilities on the Closing Balance Sheet

For the purposes of this Schedule, except for the absence of vacation and sick accruals noted above, the Closing Balance Sheet will include provisions for all material (greater than $25,000 individually) liabilities, accruals and loss contracts in amounts which conform to GAAP.

5.   Recoverability of Assets

For the purposes of this Schedule, the Closing Balance Sheet will include assets which are recoverable in the normal course of operations with balances recorded at their net realizable value which is consistent with GAAP.

6.   Payable

The Effective Date Balance Sheet will include a payable from Company to Seller in the amount, if any, by which the Working Capital Excess exceeds the liability included on the Effective Date Balance Sheet for capital leases (the "USI Payable").

                                       -2-